Published CUSIP Number:

$375,000,000

CREDIT AGREEMENT

among

ORTHOFIX HOLDINGS, INC.,
as Borrower,

and

ORTHOFIX INTERNATIONAL N.V.,
COLGATE MEDICAL LIMITED,
VICTORY MEDICAL LIMITED,
SWIFTSURE MEDICAL LIMITED,
ORTHOFIX UK LTD,
AND THE DOMESTIC SUBSIDIARIES OF ORTHOFIX INTERNATIONAL N.V.,
as Guarantors,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

CITICORP NORTH AMERICA, INC.,
as Syndication Agent

Dated as of September 22, 2006

WACHOVIA CAPITAL MARKETS, LLC,

and

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

Schedules

Schedule 1.1-1	Account Designation Letter
Schedule 1.1-3	Permitted Liens
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(d)	Form of Term Note
Schedule 2.4(d)	Form of Swingline Note
Schedule 2.10	Form of Notice of Conversion/Extension
Schedule 2.18	Form of Tax Exempt Certificate
Schedule 3.3	Qui Tam Actions
Schedule 3.8	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.19(d)	Mortgaged Properties
Schedule 3.21	Labor Matters
Schedule 3.29	Material Contracts
Schedule 3.30	Insurance
Schedule 4.1-1	Form of Secretary’s Certificate
Schedule 4.1-2	Form of Solvency Certificate
Schedule 4.1-3	Form of Lender Consent
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 6.4(a)	Permitted Asset Sales
Schedule 6.5	Investments
Schedule 6.13	Accounts
Schedule 9.6(c)	Form of Assignment Agreement

v

CREDIT AGREEMENT, dated as of September 22, 2006, among ORTHOFIX HOLDINGS, INC., a Delaware corporation (the “Borrower”), ORTHOFIX INTERNATIONAL N.V., a Netherlands Antilles corporation (the “Company”), COLGATE MEDICAL LIMITED, a company formed under the laws of England and Wales (“Colgate”), VICTORY MEDICAL LIMITED, a company formed under the laws of England and Wales (“Victory”), SWIFTSURE MEDICAL LIMITED, a company formed under the laws of England and Wales (“Swiftsure”), ORTHOFIX UK LTD, a company formed under the laws of England and Wales (“UK Ltd”), those Domestic Subsidiaries of the Company identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Company as may from time to time become a party hereto (together with Swiftsure and UK Ltd, each a “Subsidiary Guarantor” and, together with the Company, Colgate and Victory, the “Guarantors”), the several banks and other financial institutions as may from time to time become parties to this Agreement (collectively, the “Lenders”; and individually, a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower in the amount of up to $375,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Defined Terms.

As used in this Agreement, terms defined in the first paragraph of this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Letter” shall mean the Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Schedule 1.1-1.

“Acquired Company” shall mean Blackstone Medical, Inc., a Massachusetts corporation.

“Acquisition” shall mean the merger of New Era Medical Corp., a Massachusetts corporation and a direct wholly-owned Subsidiary of the Borrower, with and into the Acquired Company, with the Acquired Company being the surviving company, pursuant to the Acquisition Documents.

“Acquisition Documents” shall mean (a) the Agreement and Plan of Merger, dated as of August 4, 2006, among the Company, the Borrower, New Era Medical Corp, a Massachusetts corporation and a direct wholly-owned Subsidiary of the Borrower, the Acquired Company, the principal shareholders of the Acquired Company and William G. Lyons, III, as equityholders’ representative and (b) all other agreements and documents executed in connection with the Acquisition, each as amended or modified prior to the Closing Date.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Revolving Loan” shall have the meaning set forth in Section 2.1.

“Additional Term Loan” shall have the meaning set forth in Section 2.2.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and any successors in such capacity.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Agreement and account details for purposes of payments made to such Lender under this Agreement.

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent’s Fee Letter” shall mean the letter agreement dated July 27, 2006 addressed to the Borrower from Wachovia and WCM, as amended, modified, restated or supplemented from time to time in accordance with its terms.

“Agents” shall mean a collective reference to Wachovia and Citigroup North America, Inc.

“Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (d) Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Term Loans”, (e) Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Term Loans”, and (f) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Alternate Base Rate Margin for Term Loans	LIBOR Rate Margin for Term Loans	Commitment Fee
I	≥ 4.00 to 1.0	1.25%	2.25%	0.75%	1.75%	0.500%
II	≥ 3.25 to 1.0 but < 4.00 to 1.0	1.00%	2.00%	0.75%	1.75%	0.375%
III	≥ 2.50 to 1.0 but < 3.25 to 1.0	0.75%	1.75%	0.75%	1.75%	0.375%
IV	≥ 1.75 to 1.0 but < 2.50 to 1.0	0.50%	1.50%	0.75%	1.75%	0.250%
V	< 1.75 to 1.0	0.25%	1.25%	0.75%	1.75%	0.250%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), (b) and (c) and Section 5.2(b) (each, an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level II until the first Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.2(b) for the quarter ended December 31, 2006. If the Borrower shall fail to provide the annual and quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a), (b) and (c) and Section 5.2(b), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the level shall be determined by the then current Leverage Ratio.

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, together with their successors and/or assigns.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the disposition to any person that is not a Credit Party or a Subsidiary of Capital Stock of a Subsidiary or any ownership interest in a joint venture) of the Company or any of its Subsidiaries whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease, transfer or other disposition of assets permitted by Section 6.4(a)(i), (ii), (iii), (iv), (v) or (vi) hereof or (ii) any Equity Issuance, including any equity issued upon exercise of employee stock options.

“Assignment Agreement” shall mean an Assignment Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Schedule 9.6(c) or any other form approved by the Administrative Agent.

“Bank Products” shall mean any one or more of the following types of services or facilities extended to any of the Credit Parties and their Subsidiaries by an Agent or an Affiliate thereof, to the extent not prohibited by the terms of this Agreement: (a) Automated Clearing House (ACH) transactions and other similar money transfer services; (b) cash management, including controlled disbursement and lockbox services; (c) establishing and maintaining deposit accounts; (d) credit cards or stored value cards; and (e) other similar or related bank products and services.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) Investments, classified in accordance with GAAP as current assets of the Borrower or its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments (i) in corporate obligations having a remaining maturity of less than two years, issued by corporations having outstanding comparable obligations that are rated in the two highest categories of Moody’s and S&P or no lower than the two highest long term debt ratings categories of either Moody’s or S&P or (ii) of the character, quality and maturity described in clauses (a)-(e) of this definition and (g) money market funds compliant with Rule 2a-7 of the Exchange Act which consist primarily of cash and cash equivalents set forth in clauses (a) through (f) above.

“CHAMPUS” shall mean the United States Department of Defense Civilian Health and Medical Program of the United States.

“Change of Control” shall mean the occurrence of any of the following: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of more than 30% of then outstanding Voting Stock of the Company, measured by voting power rather than the number of shares; (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Company then in office, (c) the Company shall cease to own, directly or indirectly through wholly-owned Subsidiaries, all of the outstanding Capital Stock of the Borrower or, except as result of the dissolution of Colgate or Victory pursuant to Section 6.4(a)(viii), Colgate or Victory, (d) Victory or any successor parent company of the Borrower resulting from the dissolution of Victory pursuant to Section 6.4(a)(viii) shall cease to own directly all of the outstanding Capital Stock of the Borrower or (e) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness.

“Closing Date” shall mean the date of this Agreement.

“CMS” shall mean the Centers for Medicare and Medicaid Services and any successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, modified, succeeded or replaced from time to time.

“Colgate” shall have the meaning set forth in the first paragraph of this Agreement.

“Collateral” shall mean a collective reference to the collateral that is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations.

“Commitment” shall mean the Revolving Commitment, the LOC Commitment, the Swingline Commitment and the Term Loan Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Revolver Maturity Date.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Consolidated Capital Expenditures” shall mean, for any applicable period of computation, the aggregate amount (whether paid in cash or accrued as a liability) of all capital expenditures of the Company and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP; provided, however, Consolidated Capital Expenditures shall not include any such expenditures (i) for replacements and substitutions for capital assets or acquisitions of capital assets, to the extent made with the proceeds of insurance in accordance with Section 2.7(b)(ii) or (ii) for replacements and substitutions for capital assets or acquisitions of capital assets, to the extent made with proceeds from the sale, exchange or other disposition of assets as permitted under Section 2.7(b)(iv) or Section 6.4(a)(iii).

“Consolidated EBITDA” shall mean, for any applicable period of computation, the sum of (a) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income or loss, plus (b) to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) the aggregate amount of depreciation and amortization charges for such period, plus (ii) Consolidated Interest Expense for such period, plus (iii) the aggregate amount of all income taxes reflected on the consolidated statements of income of the Company and its Subsidiaries for such period plus (iv) non-cash charges related to Hedging Agreements plus (v) non-cash expenses resulting from the grant of stock options to any director, officer or employee of any Credit Party or any Subsidiary pursuant to a written plan or agreement plus (vi) fees and expenses associated with Permitted Acquisitions to the extent such fees and expenses do not exceed $8,000,000 during the term of this Agreement plus (vii) other non-cash charges (excluding non-cash charges relating to accounts receivable and inventories) in an aggregate amount not to exceed $8,000,000 per year plus (viii) fees and expenses associated with the Acquisition and the closing of this Credit Agreement in an aggregate amount not to exceed $12,500,000 plus (ix) certain one-time termination costs incurred in connection with the termination of the Medtronic Services Agreement in an aggregate amount not to exceed $6,100,000 plus (x) non-cash charges with respect to the write-off of research and development expenses and inventory step-ups related to the Acquisition and the purchase accounting treatment thereof minus (xi) non-cash gains related to Hedging Agreements; provided, however, notwithstanding the foregoing, for purposes of determining the portion of Consolidated EBITDA attributable to the Acquired Company and its Subsidiaries for the fiscal quarters ended December 31, 2005, March 31, 2006 and June 30, 2006, such amounts shall be $2,300,000, $2,300,000 and $2,800,000, respectively.

“Consolidated Interest Expense” shall mean, for any applicable period of computation, all interest expense of the Company and its Subsidiaries on a consolidated basis for such period (including, without limitation, the interest component under Capital Leases and any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, but excluding interest income), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any applicable period of computation, net income after taxes for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Working Capital” shall mean, at any date, (a) the consolidated current assets of the Company and its Subsidiaries as of such date (excluding cash and Permitted Investments and current deferred tax assets) minus (b) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current deferred tax liabilities). Consolidated Working Capital at any date may be a positive or negative number. Consolidated Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Continuing Directors” shall mean, during any period of up to twenty-four (24) consecutive months commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Company (together with any new director whose (a) election by the Company’s board of directors, (b) nomination for election by the Company’s shareholders or board of directors or (c) appointment was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election, nomination for election or appointment was previously so approved).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Licenses” shall mean any agreement, written or oral, naming the Borrower or any of its Subsidiaries which are Credit Parties as licensor and granting any right under any Copyright including, without limitation, any thereof referred to in Schedule 3.16.

“Copyrights” shall mean (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith (including, without limitation, registrations, recordings and applications in the United States Copyright Office), including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof including, without limitation, any renewals referred to in Schedule 3.16.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the LOC Documents, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (excluding, however, any Hedging Agreement).

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement permitted pursuant to Section 6.1(f).

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by the Company or any of its Subsidiaries (excluding, for purposes hereof, any Equity Issuance or any Indebtedness of the Company and its Subsidiaries permitted to be incurred pursuant to Section 6.1 (other than Section 6.1(h) (except to the extent proceeds from such issuance are used to consummate a Permitted Acquisition if permitted by such Section)).

“Default” shall mean any event which would constitute an Event of Default, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition with respect to such Event of Default, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement or failed to fund a Participation Interest in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Dispute” shall have the meaning set forth in Section 9.21.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office in such Lender’s Administrative Details Form; and thereafter, such other domestic office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia (other than any Subsidiary domiciled in Puerto Rico).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as such relates to exposure to Materials of Environmental Concern or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Issuance” shall mean any issuance by the Company or any of its Subsidiaries to any Person that is not a Credit Party or a Subsidiary of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants (excluding employee stock options), (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) warrants or options which are exercisable for shares of its Capital Stock. The term “Equity Issuance” shall not include any Asset Disposition, Debt Issuance, stock options, restricted stock or stock appreciation rights issued by the Company or any of its Subsidiaries under a long-term incentive or employee benefit plan of the Company or any successor plan, any shares of Capital Stock issued in connection with a stock split (whether pursuant to a stock split in the form of a stock dividend or otherwise), or any Capital Stock or stock options issued in connection with or relating to the Acquisition.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified, succeeded or replaced from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, with respect to any such event, that any requirement for the giving of notice or the lapse of time, or both, or any other condition with respect thereto, has been satisfied.

“Excess Cash Flow” shall mean, with respect to any fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2007, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures paid in cash for such period minus (c) Scheduled Funded Debt Payments made during such period minus (d) Consolidated Interest Expense paid in cash (excluding any Consolidated Interest Expense associated with intercompany Indebtedness) for such period minus (e) amounts paid in respect of federal, state, local and foreign income taxes of the Company and its Subsidiaries with respect to such period minus (f) increases in Consolidated Working Capital plus (g) decreases in Consolidated Working Capital minus (h) optional prepayments of Revolving Loans (to the extent accompanied by a corresponding reduction of the Revolving Committed Amount) and the Term Loan made pursuant to Section 2.7(a) minus (i) except to the extent financed with the proceeds from the incurrence of Indebtedness or any Equity Issuance, the amount of any cash consideration paid in connection with any Permitted Acquisition during such period.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letters” shall mean (a) the Agent’s Fee Letter and (b) the letter agreement dated July 27, 2006 addressed to the Borrower from Wachovia, WCM and Citigroup Global Markets Inc.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of Consolidated Interest Expense for such period plus Scheduled Funded Debt Payments required to be made during such period plus cash taxes paid or payable during such period plus Consolidated Capital Expenditures for such period plus Restricted Payments made during such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarters ending December 31, 2006, March 31, 2007 and June 30, 2007, the Fixed Charge Coverage Ratio shall be determined by annualizing the Consolidated Interest Expense and Scheduled Funded Debt Payments during such fiscal quarters such that (i) for the calculation of the Fixed Charge Coverage Ratio as of December 31, 2006, the Consolidated Interest Expense and Scheduled Funded Debt Payments for such fiscal quarter would be multiplied by four (4), (ii) for the calculation of the Fixed Charge Coverage Ratio as of March 31, 2007, the Consolidated Interest Expense and the Scheduled Funded Debt Payments for the two fiscal quarter period then ending would be multiplied by two (2) and (iii) for the calculation of the Fixed Charge Coverage Ratio as of June 30, 2007, the Consolidated Interest Expense and the Scheduled Funded Debt Payments for the three fiscal quarter period then ending would be multiplied by one and one-third (1 1/3).

“Flood Hazard Property” shall have the meaning set forth in Section 5.14(d).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary, but shall not include Victory, Colgate, Swiftsure or UK Ltd.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, including, without limitation, the reasonably anticipated liability relating to any earnout obligations whether or not included on the balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that for purposes of the amount of Indebtedness pursuant to this clause (j) shall equal the lesser of (i) such Indebtedness, or (ii) the value of the property subject to such Lien, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that with respect to Funded Debt of the Company and its Subsidiaries, Funded Debt shall not include (x) Subordinated Indebtedness among the Borrower and the Guarantors to the extent such Indebtedness would be eliminated on a consolidated basis or (y) any obligation of the Company to Medtronic in connection with the termination of the Medtronic Services Agreement in an aggregate amount not to exceed $6,100,000 during the term of this Agreement.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9, to the provisions of Section 1.3.

“German Breg” shall mean Breg Deutschland GmbH, a German company.

“German Buyout” shall mean the purchase by Orthofix GmbH of the remaining 48% ownership interest in German Breg pursuant to that certain deferred purchase agreement, dated as of February 17, 2006 by and among Orthofix GmbH, Stephan Michels, Ronald Hansjorg, Nikolaus Murges and Albert Engal.

“Government Acts” shall have the meaning set forth in Section 2.19(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean the Company, Colgate, Victory and each Subsidiary Guarantor.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefore, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(f) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement; provided, in the case of a Secured Hedging Agreement with a Person who is no longer a Lender, such Person shall be considered a Hedging Agreement Provider only through the stated maturity date (without extension or renewal) of such Secured Hedging Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreements entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreements or similar arrangements between such Person and one or more counterparties, any foreign currency exchange agreements, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Incremental Term Facility” shall have the meaning set forth in Section 2.2.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, including, without limitation, the reasonably anticipated liability relating to any earnout obligations whether or not included on the balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes of the amount of Indebtedness pursuant to this clause (j) shall equal the lesser of (i) such Indebtedness, or (ii) the value of the property subject to such Lien, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases plus any accrued interest thereon, (i) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock or other equity interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that with respect to Indebtedness of the Company, Indebtedness shall not include any obligation of the Company to Medtronic in connection with the termination of the Medtronic Services Agreement in an aggregate amount not to exceed $6,100,00 during the term of this Agreement.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December during the term of this Agreement and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three month anniversary of the first day of such Interest Period and (ii) the last day of such Interest Period, and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b) hereof, the date of such prepayment.

“Interest Period” shall mean, subject to availability, with respect to any LIBOR Rate Loan,

(a)    initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three, six, or subject to the consent of all applicable Lenders, nine months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion/Extension given with respect thereto; and

(b)    thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, six, or, subject to the consent of all applicable Lenders, nine months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i)     if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month for such Interest Period;

(iii)   if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)   any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date for such Loan shall end on such Maturity Date;

(v)    with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date unless the portion of the Term Loan consisting of Alternate Base Rate Loans together with the portion of the Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(vi)   no more than six (6) LIBOR Rate Loans may be in effect at any time; provided that, for purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party’s internal controls over financial reporting, in each case as described in the Securities Laws, to the extent such material weakness or fraud could reasonably be expected to cause a Material Adverse Effect.

“Investment” shall mean all investments made directly or indirectly in, to or from any Person, whether in cash or by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Issuing Lender” shall mean Wachovia.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Judgment Currency” shall have the meaning set forth in Section 9.20.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement and shall include the Issuing Lender and the Swingline Lender.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and/or Term Loan Commitment Percentage.

“Letters of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“Leverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter of the Company, the ratio of (a) Funded Debt of the Company and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA of the Company and its Subsidiaries for such period.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefore, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefore, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                 LIBOR
             1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan, a Swingline Loan and/or a Term Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and, with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in the Letters of Credit up to the amount identified as such Revolving Lender’s “LOC Commitment” on such Lender’s Lender Commitment Letter or in the Register, as such amount may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c) or reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefore, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.3(e) and Section 2.4(b)(ii), as the context may require.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or the Borrower and the Guarantors taken as a whole, to perform their obligations when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract or other arrangement, whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Property” shall mean real and/or personal property of the Credit Parties with an aggregate fair market value greater than or equal to $5,000,000.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the Revolver Maturity Date and/or the Term Loan Maturity Date, as applicable.

“Medicaid” shall mean that entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria.

“Medicaid Certification” shall mean recognition by a state agency or other such entity administering a particular state’s Medicaid program that a health care provider or supplier is in compliance with all the conditions of participation set forth in the appropriate state and federal Medicaid Regulations.

“Medicaid Provider Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” shall mean Medicare, Medicaid and TRICARE programs and any other healthcare program operated by or financed in whole or in part by any foreign, federal, state or local government and any other non-government funded third party payor programs.

“Medicare Certification” shall mean recognition by CMS or an entity under contract with CMS that the health care provider or supplier is in compliance with all of the conditions of participation set forth in the Medicare Regulations.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals.

“Medicare Regulations” shall mean, collectively, all Federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, the United States Department of Health and Human Services (“HHS”), CMS, the OIG, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Medtronic” shall mean Medtronic Sofamor Danek USA, Inc., a Tennessee corporation.

“Medtronics Services Agreement” shall mean that certain Marketing Services Agreement, effective May 1, 2005 and terminated August 10, 2006, between the Company and Medtronic.

“Moody’s” shall mean Moody’s Investors Service, Inc or any successor rating agency.

“Mortgage Instruments” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 5.14(d), 5.10 or 5.12, as the same may be amended, modified, restated or supplemented from time to time.

“Mortgage Policy” shall mean an ALTA mortgagee title insurance policy issued by the Title Insurance Company in an amount (limited to 125% of the appraised value (if an appraisal is available) or, if no appraisal is available, then 125% of the assessed value) satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Mortgaged Property” shall mean any owned or leased real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by (a) the Company or any of its Subsidiaries in respect of any Asset Disposition, Debt Issuance, Recovery Event or sale, lease, transfer or other disposition pursuant to Section 6.4(a)(iii)(B) and (b) the Company or any of the Company’s Subsidiaries in respect of any Equity Issuance, in each case net of (i) direct costs paid or payable as a result thereof (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions), (ii) taxes paid or payable as a result thereof and (iii) with respect to Indebtedness incurred pursuant to Section 6.1(h), the direct costs incurred prior to or within 7 days of the issuance of such Indebtedness and paid or payable as a result of any call spread or simultaneous purchase and sale of call options for the same number of shares instituted with respect to such Indebtedness in an aggregate amount up to 15% of the gross proceeds received by the Company and its Subsidiaries from such Indebtedness; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Company or any of its Subsidiaries in respect of such Asset Disposition, Equity Issuance, Debt Issuance, Recovery Event or sale, lease, transfer or other disposition pursuant to Section 6.4(a)(iii)(B).

“Note” or “Notes” shall mean the Revolving Notes, the Swingline Note and/or the Term Notes, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall have the meaning set forth in Section 2.1(b)(i).

“Notice of Conversion/Extension” shall have the meaning set forth in Section 2.10.

“Obligations” shall mean, collectively, Loans and LOC Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OIG” shall mean the Office of the Inspector General for the United States Department of Health and Human Services.

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participation Interest” shall mean the purchase by a Revolving Lender of a participation interest in Letters of Credit as provided in Section 2.3 and in Swingline Loans as provided in Section 2.4.

“Patent License” shall mean any agreement, whether written or oral, providing for the grant by or to the Borrower or any of its Subsidiaries which are Credit Parties of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.

“Patents” shall mean (a) all patents of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for patents of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“Patriot Act” shall have the meaning set forth in Section 9.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean any acquisition or any series of related acquisitions by any Credit Party of the assets or a majority of the Voting Stock or equity interests of a Person or any division, line of business or other business unit of such Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties pursuant to this Credit Agreement, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) to the extent required under this Agreement, the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition), a first priority perfected security interest in all property with such exceptions as are consistent with Permitted Liens or otherwise reasonably approved by the Administrative Agent (including, without limitation, Capital Stock or equity interests) acquired with respect to the Target and the Target, if a Person, shall have executed a Joinder Agreement, (c) such acquisition is not a “hostile” acquisition and has been approved by the board of directors and/or shareholders (or comparable persons or groups) of the applicable Credit Party and the Target, (d) the total consideration (including, without limitation, cash, assumed Indebtedness, earnout payments and any other deferred payment but excluding the Capital Stock of the applicable Credit Party) paid for the Target acquired in such acquisition or series of related acquisitions shall not exceed $40,000,000 for any individual acquisition (or series of related acquisitions) or $100,000,000 (of which only $25,000,000 in the aggregate may be acquisitions or portions of acquisitions involving assets situated outside the United States of America or the Capital Stock of any Person organized outside the United States of America) in the aggregate during the term of this Agreement, (e) to the extent the total consideration of any Permitted Acquisition is in excess of $15,000,000, the Target shall have earnings before interest, taxes, depreciation and amortization in an amount greater than $0, determined on a Pro Forma Basis for the period of twelve fiscal months most recently ended, (f) after giving effect to such acquisition, there shall be at least $10,000,000 of borrowing availability under the Revolving Committed Amount, (g) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that, in the reasonable judgment of the Credit Parties, the Credit Parties have conducted such financial, legal, environmental and consulting due diligence with respect to the Target as a substantially similarly situated prudent purchaser acquiring substantially similar property and/or assets would customarily conduct, and (h) to the extent the total consideration of any Permitted Acquisition is in excess of $5,000,000 or the Borrower requests a Revolving Loan to fund such Permitted Acquisition, the Borrower shall provide not less than fifteen (15) days prior to the consummation of such Permitted Acquisition (i) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target, (ii) to the extent available, financial statements of the Target for the previous two years and year-to-date financial statements of the Target, and (iii) a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower (A) setting forth the best good faith estimate of the total consideration (including, without limitation, cash, Capital Stock, assumed Indebtedness, earnout payments and any other deferred payment) to be paid for each Target, and (B) certifying that such Permitted Acquisition complies with the requirements of this Credit Agreement, and (C) certifying and demonstrating that after giving effect to such Permitted Acquisition and any borrowings in connection therewith on a Pro Forma Basis, the Company and its Subsidiaries will be in compliance with the financial covenants set forth in Section 5.9.

“Permitted Investments” shall mean:

(a)    cash and Cash Equivalents;

(b)    receivables owing to the Borrower or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)    Investments (including, without limitation, the purchase or ownership of Capital Stock) by any Credit Party in any other Credit Party (other than the Company) and Subordinated Indebtedness owing by any Credit Party (other than the Company) to any other Credit Party; provided that any Investment or Subordinated Indebtedness made or issued by a Credit Party (other than the Company) in or to Colgate or Victory shall be made or issued in accordance with the Tax Structure Documents;

(d)    loans and advances to officers, directors, employees and Affiliates that are not Credit Parties or their Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time outstanding;

(e)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)     Investments by any Foreign Subsidiary in any Credit Party or any other Foreign Subsidiary and Investments by the Company in any Foreign Subsidiary;

(g)    Investments, acquisitions or transactions permitted under Section 6.4(b);

(h)    Permitted Acquisitions;

(i)     Hedging Agreements to the extent permitted pursuant to Section 6.1(f);

(j)     Investments set forth on Schedule 6.5;

(k)    loans and advances by Colgate and Victory to the Company to the extent that such loans and advances would be permitted by Section 6.10(d), (f) or (i) if made as Restricted Payments rather than loans and advances;

(l)     Investments in German Breg pursuant to the German Buyout in an aggregate amount not to exceed $4,000,000;

(m)   direct costs referred to in clause (iii) of the definition of Net Cash Proceeds; and

(n)    additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made pursuant to this clause (n) shall not exceed an aggregate amount of $5,000,000.

“Permitted Liens” shall mean:

(a)    Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent and each other Secured Party;

(b)    Liens securing purchase money Indebtedness and Capital Lease Obligations to the extent permitted under Section 6.1(c), including Liens existing on any asset at the time of acquisition pursuant to a Permitted Acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price); provided that (i) any such Lien attaches to such property concurrently with or within thirty (30) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(c)    Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in conformity with GAAP;

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

(e)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements incurred in the ordinary course of business;

(f)        deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

(h)    Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only (i) to the extent such Liens are on the Collateral and are shared ratably with the Administrative Agent and (ii) if such Hedging Agreement Provider, the Administrative Agent and the Lenders shall share the proceeds of the Collateral subject to such Liens in accordance with the terms of Section 2.12(b);

(i)     Liens existing on the Closing Date and set forth on Schedule 1.1-3; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;

(j)     easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances shown on any Mortgage Policy or not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(k)    Liens on the assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted by Section 6.1(e); and

(l)     Liens on equipment arising from precautionary UCC financing statements relating to the lease of such equipment to the extent permitted by this Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the pledge agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms hereof.

“Prime Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent month end ending at least twenty (20) days preceding the date of such transaction.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Recovery Event” shall mean the receipt by the Company and its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any Material Property.

“Register” shall have the meaning set forth in Section 9.6(d).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Related Fund” shall mean, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) - (c).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, at any time, Lenders holding in the aggregate a majority of (i) the Commitments (and Participation Interests therein) or (ii) if the Commitments have been terminated, the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Material Property or to which such Person or any of its Material Property is subject.

“Responsible Officer” shall mean, as to (a) the Company, the President, the Chief Executive Officer, the Chief Financial Officer and the Treasurer thereof or (b) any other Credit Party or any Subsidiary thereof, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer and any other duly authorized director or officer thereof.

“Restricted Payments” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness or (f) the payment by any Credit Party or any of its Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such fee, salary, bonus or other form of compensation is either not included in the corporate overhead of any Credit Party or such Subsidiary or, to the extent such salary, bonus or other form of compensation, is reimbursed by the Company.

“Revolver Increase” shall have the meaning set forth in Section 2.1.

“Revolver Maturity Date” shall mean September 22, 2012.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount identified as such Revolving Lender’s “Revolving Commitment” on such Lender’s Lender Commitment Letter or in the Register, as such amount may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c) or increased (in accordance with Section 2.1(f)) or reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its “Revolving Commitment Percentage” on such Lender’s Lender Commitment Letter or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1.

“Revolving Lender” shall mean, as of any date of determination, each Lender with a Revolving Commitment greater than $0.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Revolving Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc. or any successor or rating agency.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/ eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Company and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, or any agreement relating to Bank Products between a Credit Party and an Agent or Affiliate thereof, as amended, modified, restated or supplemented from time to time in accordance with its terms.

“Secured Party” shall mean each of the Administrative Agent, the Lenders and the Hedging Agreement Providers, together with their respective successors and assigns.

“Securities Account Control Agreement” shall mean an agreement, among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is or in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the Uniform Commercial Code) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the security agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms hereof.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the UK Security Documents, the Mortgage Instruments, and such other documents executed and delivered in connection with the grant, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Social Security Act” shall mean the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Solvent” shall mean, with respect to any Person on any date (a) the fair saleable value of such Person’s assets, measured on a going concern basis, exceeds all probable liabilities of such Person, including contingent liabilities and those liabilities to be incurred pursuant to this Credit Agreement, or (b) such Person (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged, (ii) has not incurred, or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due, (iii) has not suspended making payments on any of its debts unless subject to a good faith dispute or (iv) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors in order to reschedule the payment of such indebtedness.

“SRL” shall mean Orthofix SRL/DMO, an Italian corporation.

“Subordinated Indebtedness” shall mean any Indebtedness incurred by any Credit Party that is (a) specifically subordinated in right of payment and performance to the prior payment of the Credit Party Obligations on terms reasonably acceptable to the Administrative Agent and (b) evidenced by promissory notes, to the extent such Indebtedness is owed to another Credit Party, which promissory notes shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations.

“Subsidiary” shall mean (a) as to any Person other than the Company, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and (b) as to the Company, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interest the Company owns at the time directly or indirectly through one or more intermediaries, or both, of greater than 50%. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Survey” shall mean any maps or plats of an as-built survey of the site of a Mortgaged Property, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (a) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (b) the lines of streets abutting the sites and width thereof; (c) all access and other easements appurtenant to the sites necessary to use the sites; (d) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (e) any encroachments on any adjoining property by the building structures and improvements on the sites; and (f) if the site is described as being on a filed map, a legend relating the survey to said map.

“Swiftsure” shall have the meaning set forth in the first paragraph of this Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall have the meaning set forth in Section 2.4(a).

“Swingline Lender” shall mean Wachovia.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.4(a).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Tax Structure Documents” shall mean a collective reference to the following documents: (a) Offer Letter dated December 30, 2003 from Colgate to UK Ltd, (b) Amendment Agreement dated October 25, 2005 between Colgate and UK Ltd, (c) Written Notification of Termination and Offer of Amended Terms dated October 25, 2005 from Colgate to UK Ltd, (d) Acknowledgment of Termination dated October 25, 2005 from UK Ltd to Colgate, (e) Promissory Note in the principal amount of $110,546,815 dated October 25, 2005 by UK Ltd for the benefit of Colgate, (f) Debenture Receivable Sale and Purchase Agreement dated October 25, 2005 between Colgate and Victory (“Receivable Sale”), (g) 1,999,999 ordinary shares of Victory issued to Colgate as consideration for Receivable Sale, (h) Share Subscription Agreement dated October 25, 2005 between the Borrower and Swiftsure, (i) Subscription Request Letter dated October 25, 2005 from Swiftsure to the Borrower, (j) Acknowledgment of Subscription Request Letter dated October 25, 2005 by the Borrower to Swiftsure (“Subscription Request Letter”), (k) 999 ordinary shares of Swiftsure issued to the Borrower in connection with the Subscription Request Letter, (l) Offer Letter dated October 26, 2005 from Victory to Swiftsure, (m) Guarantee dated October 26, 2005 by the Borrower for the benefit of Victory, (n) Share Sale and Purchase Agreement dated October 26, 2005 between the Borrower and Swiftsure (“Share Sale and Purchase Agreement”), (o) Stock Transfer Form dated October 26, 2005 relating to the Borrower’s sale of one share of UK Ltd to Swiftsure (“Stock Transfer Form”), (p) one ordinary share of UK Ltd issued to Swiftsure in connection with the Stock Transfer Form, (q) one ordinary shares of Swiftsure issued to the Borrower in connection with the Share Sale and Purchase Agreement and (r) any other agreement entered into to implement the terms and arrangements contemplated by the foregoing documents that is reasonably acceptable to the Administrative Agent.

“Taxes” shall have the meaning set forth in Section 2.18.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount (and for purposes of making determinations of Required Lenders hereunder after the Closing Date, the principal amount outstanding on the Term Loan).

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage on such Lender’s Lender Commitment Letter, as such percentage may be modified in connection with any Incremental Term Facility in accordance with the provisions of Section 2.2(e) or any assignment made in accordance with the provisions of Section 9.6(c).

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean, as of any date of determination, each Lender that holds a portion of the outstanding Term Loan.

“Term Loan Maturity Date” shall mean September 22, 2013.

“Term Note” or “Term Notes” shall mean the promissory notes of the Borrower in favor of each of the Term Loan Lenders evidencing the portion of the Term Loan provided pursuant to Section 2.2(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Title Insurance Company” shall mean Chicago Title Insurance Company or any other title insurance company approved by the Administrative Agent in its reasonable discretion.

“Trademark License” shall means any agreement, written or oral, providing for the grant by or to the Borrower or any of its Subsidiaries which are Credit Parties of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a “LIBOR Tranche”.

“Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.

“TRICARE” means the United States Department of Defense healthcare program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof, including without limitation, CHAMPUS.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UK Ltd” shall have the meaning set forth in the first paragraph of this Agreement.

“UK Security Documents” shall mean (a) that certain pledge agreement dated as of the Closing Date executed by Colgate in favor of the Administrative Agent with respect to the Capital Stock of Victory, (b) that certain pledge agreement dated as of the Closing Date executed by the Borrower in favor of the Administrative Agent with respect to the Capital Stock of Swiftsure, (c) that certain pledge agreement dated as of the Closing Date executed by Swiftsure in favor of the Administrative Agent with respect to the Capital Stock of UK Ltd, (d) that certain debenture dated as of the Closing Date executed by Colgate in favor of the Administrative Agent, (e) that certain debenture dated as of the Closing Date executed by Victory in favor of the Administrative Agent, (f) that certain debenture dated as of the Closing Date executed by Swiftsure in favor of the Administrative Agent and (g) that certain debenture dated as of the Closing Date executed by UK Ltd in favor of the Administrative Agent, in each case as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms hereof.

“U.S.” or “United States” shall mean the United States of America.

“Victory” shall have the meaning set forth in the first paragraph of this Agreement.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.

“WCM” shall mean Wachovia Capital Markets, LLC.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2	Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3	Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 for such purpose), then the compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 (including without limitation for purposes of the definition of “Pro Forma Basis” set forth in Section 1.1), after consummation of any Permitted Acquisition, (i) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, and (ii) Indebtedness of a Target that is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period, in each case in accordance with Regulation S-X under the Securities Act, as amended, applicable to a Registration Statement under such Act on Form S-1.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1	Revolving Loans; Revolver Increase.

(a)    Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to FORTY-FIVE MILLION DOLLARS ($45,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid or prepaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on the Closing Date or on any of the three (3) Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)    Revolving Loan Borrowings.

(i)     Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (a “Notice of Borrowing”) substantially in the form of the notice attached as Schedule 2.1(b)(i) (or telephone notice promptly confirmed by delivery to the Administrative Agent of a Notice of Borrowing by fax or other electronic notice with confirmed receipt from the recipient) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed on such date, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and (E) if LIBOR Rate Loans are requested, the Interest Period(s) therefore. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, of the contents thereof and each such Revolving Lender’s share thereof.

(ii)    Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)   Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower designated in the Account Designation Letter (or as otherwise agreed by the Borrower and the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)    Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Revolver Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)    Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

(i)     Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)    LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)    Revolving Notes; Covenant to Pay. Each Revolving Lender’s Revolving Commitment shall be evidenced by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Schedule 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

(f)     Revolver Increase. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time prior to the Revolver Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Revolving Committed Amount (each a “Revolver Increase”) by an aggregate amount of up to (a) ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) less (b) the sum of (i) the aggregate amount of any prior Incremental Term Facility established pursuant to Section 2.2(e) plus (ii) the aggregate amount of any prior Revolver Increases established pursuant to this Section 2.1(f). The following terms and conditions shall apply to each Revolver Increase: (i) the loans made under any such Revolver Increase (each an “Additional Revolving Loan”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) the proceeds of any Additional Revolving Loan will be used for the purposes set forth in Section 3.11, (iii) the Borrower shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Commitment is created or increased, (iv) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (v) the Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent, (vi) any such Revolver Increase shall be in a minimum principal amount of $15,000,000 or, if less, the maximum remaining amount permitted pursuant to this Section 2.1(f), (vii) if the interest rate margin on any Revolver Increase would be more than the Applicable Percentage for the existing Revolving Loans, the Applicable Percentage on the existing Revolving Loans shall be increased such that the Applicable Percentage on the existing Revolving Loans is equal to the interest rate margin on such Revolver Increase, and (viii) the Administrative Agent shall have received from the Borrower updated financial projections for the remainder of the projection term set forth in Section 3.1(e) and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Revolver Increase on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Section 5.9 and no Default or Event of Default shall exist. No existing Lender shall have any obligation to provide all or any portion of the Revolver Increase. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any new Revolver Increase therein.

Section 2.2	Term Loan Facility; Incremental Term Loan.

(a)    Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally agrees to make available to the Borrower on the Closing Date, by transfer of funds as directed by the Administrative Agent to the Borrower’s account set forth in the Account Designation Letter, such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of THREE HUNDRED THIRTY MILLION DOLLARS ($330,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided that on the Closing Date the Term Loan shall only consist of Alternate Base Rate Loans. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b)    Repayment of Term Loan. The principal outstanding amount of the Term Loan as of the Closing Date shall be repaid in twenty-eight (28) consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment Date	Term Loan Principal Amortization Payment
December 31, 2006	$825,000
March 31, 2007	$825,000
June 30, 2007	$825,000
September 30, 2007	$825,000
December 31, 2007	$825,000

Principal Amortization Payment Date	Term Loan Principal Amortization Payment
March 31, 2008	$825,000
June 30, 2008	$825,000
September 30, 2008	$825,000
December 31, 2008	$825,000
March 31, 2009	$825,000
June 30, 2009	$825,000
September 30, 2009	$825,000
December 31, 2009	$825,000
March 31, 2010	$825,000
June 30, 2010	$825,000
September 30, 2010	$825,000
December 31, 2010	$825,000
March 31, 2011	$825,000
June 30, 2011	$825,000
September 30, 2011	$825,000
December 31, 2011	$825,000
March 31, 2012	$825,000
June 30, 2012	$825,000
September 30, 2012	$825,000
December 31, 2012	$77,550,000
March 31, 2013	$77,550,000
June 30, 2013	$77,550,000
Term Loan Maturity Date	The remainder of the outstanding Term Loan

(c)    Interest on the Term Loan. Subject to the provisions of Section 2.9, the Term Loan shall bear interest as follows:

(i)     Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)    LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d)    Term Notes. Each Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount shall be evidenced by a duly executed promissory note of the Borrower to such Term Loan Lender in substantially the form of Schedule 2.2(d).

(e)    Incremental Term Loan. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time prior to the Term Loan Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of a term loan (each an “Incremental Term Facility”) by an aggregate amount of up to (a) ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) less (b) the sum of (i) the aggregate amount of increases in the Revolving Committed Amount pursuant to any Revolver Increase plus (ii) the aggregate amount of any prior Incremental Term Facilities established pursuant to this Section 2.2(e). The following terms and conditions shall apply to each Incremental Term Facility: (i) the loans made under any such Incremental Term Facility (each an “Additional Term Loan”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) any such Incremental Term Facility shall have a maturity date no sooner than, and a weighted average life to maturity no shorter than, the Term Loan Maturity Date and the weighted average life to maturity of the Term Loans at such time, respectively, (iii) any such Incremental Term Facility shall be entitled to the same voting rights as the existing Term Loans and shall be entitled to receive proceeds of prepayments on a pro rata basis with the existing Term Loans, (iv) any such Incremental Term Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, (v) any such Incremental Term Facility shall be in a minimum principal amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof, or, if less, the maximum remaining amount permitted pursuant to this Section 2.2(e), (vi) the proceeds of any Additional Term Loan will be used for the purposes set forth in Section 3.11, (vii) the Borrower shall execute a Term Note in favor of any new Lender or any existing Lender requesting a Term Note whose Term Loan Committed Amount is created or increased, (viii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (ix) the Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (x) if the interest rate margin on any Incremental Term Facility would be more than 0.25% greater than the Applicable Percentage for the existing Term Loan, the Applicable Percentage on the existing Term Loan shall be increased such that the Applicable Percentage on the existing Term Loan is 0.25% lower than the interest rate margin on the Incremental Term Facility, and (xi) the Administrative Agent shall have received from the Borrower updated financial projections for the remainder of the initial projection term set forth in Section 3.1 and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Term Facility on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Section 5.9 and no Default or Event of Default shall exist. No existing Lender shall have any obligation to provide all or any portion of the Incremental Term Facility. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any new Incremental Term Facility therein.

Section 2.3	Letter of Credit Subfacility.

(a)    Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) (the “LOC Committed Amount”), (ii) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time at the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the Revolver Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000. Wachovia shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date. In the event and to the extent that the provisions of any LOC Document shall conflict with this Agreement, the provisions of this Agreement shall govern. The Issuing Lender shall make any Letter of Credit issued hereunder available to the Borrower at its office referred to in Section 9.2 or as otherwise agreed with the Borrower in connection with such issuance.

(b)    Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request of the Administrative Agent provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred.

(c)    Participations. Each Revolving Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefore and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)    Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans plus two percent (2%). Unless the Borrower shall promptly notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the next succeeding Business Day. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory Borrowing should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.1(b)(ii), the Borrower shall pay to the Administrative Agent for its own account an administrative fee of $500. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)     Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)    ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “UCP”) at the time of issuance, shall apply to each commercial Letter of Credit.

(h)    Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

(i)     Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

Section 2.4	Swingline Loan Subfacility.

(a)    Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) (the “Swingline Committed Amount”), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)    Swingline Loan Borrowings.

(i)     Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower by crediting the account of the Borrower designated in the Account Designation Letter (or as otherwise agreed between the Borrower and the Administrative Agent) on any Business Day upon request made by the Borrower through the delivery of a Notice of Borrowing (with appropriate modifications) (or telephone notice promptly confirmed by delivery to the Administrative Agent and the Swingline Lender of a Notice of Borrowing by fax or other electronic notice with confirmed receipt from the recipient) to the Administrative Agent and the Swingline Lender not later than 2:00 P.M. (Charlotte, North Carolina time) on such Business Day. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii)    Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolver Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolver Maturity Date, (B) the occurrence of any Event of Default described in Section 7.1(e), (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefore as provided herein being hereinafter referred to as “Mandatory Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c)    Interest on Swingline Loans. Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)    Swingline Note; Covenant to Pay. The Swingline Loans may be evidenced, upon such Lender’s request, by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

Section 2.5	Fees.

(a)    Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Revolving Lenders a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter for the prior calendar quarter then ending.

(b)    Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Revolving Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter for the prior calendar quarter then ending.

(c)    Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”); provided such fees shall not be duplicative of any fees charged under any LOC Document.

(d)    Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Agent’s Fee Letter.

Section 2.6	Commitment Reductions.

(a)    Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall notify the Revolving Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or, if less, the remaining Revolving Committed Amount, and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount.

(b)    Swingline Committed Amount. If the Revolving Committed Amount is reduced, pursuant to Section 2.6(a) above, below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(c)    Revolver Maturity Date. The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.7	Prepayments.

(a)    Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Revolving Loan and the Term Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, and each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The Borrower shall give three (3) Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day’s irrevocable notice in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent the Borrower elects to prepay the Term Loan (including, if applicable, any Additional Term Loan), amounts prepaid under this Section shall be applied to the next four (4) scheduled amortization payments and then pro rata to the Term Loan and any Additional Term Loan, if applicable (ratably to the remaining principal installments thereof), and then (after the Term Loan and any Additional Term Loan, if applicable, has been paid in full) to the Revolving Loans as the Borrower may elect. All prepayments under this Section 2.7(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b)    Mandatory Prepayments.

(i)     Revolving Committed Amount. If at any time after the Closing Date, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Loans and cash collateralize the outstanding LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vi) below).

(ii)    Asset Dispositions. The Borrower shall prepay the Loans and cash collateralize the outstanding LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds derived from Asset Dispositions during any fiscal year in excess of $500,000 (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent promptly following such Asset Disposition a certificate stating that it or the Company or any Subsidiary intends to use such Net Cash Proceeds to acquire like assets used in the business of the Borrower and its Subsidiaries within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and cash collateralize the outstanding LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (vi) below).

(iii)   Issuances. Immediately upon receipt by the Company or any of its Subsidiaries of proceeds from (A) any Debt Issuance, the Borrower shall prepay the Loans and cash collateralize the outstanding LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance to the Lenders (such prepayment to be applied as set forth in clause (vi) below) or (B) any Equity Issuance, the Borrower shall prepay the Loans and cash collateralize the outstanding LOC Obligations in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vi) below); provided, however, if the Leverage Ratio is less than or equal to 1.75 to 1.00 as of the end of the preceding fiscal year of the Company, then the Borrower shall not be required to prepay the Loans or cash collateralize the outstanding LOC Obligations with the proceeds of any Debt Issuance or any Equity Issuance.

(iv)   Recovery Event. To the extent of Net Cash Proceeds received in connection with a Recovery Event that are not applied in accordance with Section 6.4(a)(iii), immediately following the expiration of the period allowed for reinvesting of such Net Cash Proceeds pursuant to Section 6.4(a)(iii), the Borrower shall prepay the Loans and cash collateralize the outstanding LOC Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vi) below).

(v)    Excess Cash Flow. Within ninety (90) days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2007), the Borrower shall prepay the Loans and cash collateralize the outstanding LOC Obligations in an amount equal to 50% of the Excess Cash Flow earned during such prior fiscal year (such prepayments to be applied as set forth in clause (vi) below); provided, however, if the Leverage Ratio is less than or equal to 1.75 to 1.00 as of the end of the preceding fiscal year of the Company, then the Borrower shall not be required to prepay the Loans or cash collateralize the outstanding LOC Obligations with Excess Cash Flow.

(vi)   Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.7(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.7(b)(i), (1) first, to the outstanding Swingline Loans, (2) second, to the outstanding Revolving Loans and (3) third (after all Revolving Loans have been repaid), to a cash collateral account in respect of outstanding LOC Obligations, and (B) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii) through (v), (1) first, to the next four (4) scheduled amortization payments of the Term Loan (including, if applicable, any Additional Term Loan) and then pro rata to the Term Loan and any Additional Term Loan, if applicable (ratably to the remaining principal installments thereof), (2) second to the Swingline Loans (without a corresponding reduction in the Revolving Committed Amount), (3) third, to the Revolving Loans (without a corresponding reduction in the Revolving Committed Amount) and (4) fourth (after all Revolving Loans have been repaid), to a cash collateral account in respect of outstanding LOC Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. Each Lender shall receive its pro rata share (except with respect to prepayments of Swingline Loans) of any such prepayment based on its Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable. All prepayments under this Section 2.7(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)    Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.8	Lending Offices.

LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

Section 2.9	Default Rate and Payment Dates.

Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, at the discretion of the Required Lenders, bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus the Applicable Percentage with respect to Alternate Base Rate Loans plus 2%).

Section 2.10	Conversion Options.

(a)    The Borrower may, in the case of Revolving Loans and Term Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable written notice of such election substantially in the form of the notice attached as Schedule 2.10 (the “Notice of Conversion/Extension”). If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of (A) in the case of Revolving Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof and (B) in the case of the Term Loan, $2,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)    Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.11	Computation of Interest and Fees.

(a)    Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)    It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.12	Pro Rata Treatment and Payments.

(a)    Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing in respect of the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the portion of the Letter of Credit retained by the Issuing Lender and the Issuing Lender Fees). Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans and the Term Loan shall be made pro rata according to the respective amounts due and owing in accordance with Section 2.7 hereof. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(a) and each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. (Charlotte, North Carolina time) on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)    Allocation of Payments After Exercise of Remedies. Notwithstanding any other provision of this Credit Agreement to the contrary, upon the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, including with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders and Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and outstanding LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, outstanding LOC Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses ”THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.12(b). Notwithstanding the foregoing terms of this Section 2.12(b), only Collateral proceeds and payments under the Guaranty with respect to Secured Hedging Agreements shall be applied to obligations under any Secured Hedging Agreement.

Section 2.13	Non-Receipt of Funds by the Administrative Agent.

(a)    Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt), that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b)    Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c)    A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

Section 2.14	Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR Rate for any Interest Period, or (ii) the Administrative Agent or the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.15	Illegality.

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation, administration or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

Section 2.16	Requirements of Law.

(a)    If the adoption of or any change in any Requirement of Law (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Reserve Percentage) or in the interpretation, administration or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)     shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts that might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

(b)    If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its reasonable discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c)    In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.16 or Section 2.18 or asserts, pursuant to Section 2.15, that it is unlawful for such Lender to make LIBOR Rate Loans, then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign at par its Loans and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person is either another Lender or any Affiliate or Related Fund thereof or is otherwise satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.16, 2.17 and 2.18), (iii) each such Lender assignee agrees to accept such assignment and to assume all obligations of such assigning party hereunder in accordance with Section 9.6 and (iv) the costs and compensation paid by the Borrower under Section 2.16 or Section 2.18 shall be reduced as a result of such assignment.

(d)    The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.17	Indemnity.

The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty (30) days following such default, prepayment or conversion and shall include a description of the basis for the computation) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.18	Taxes.

(a)    All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or additions to tax with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes” and all such excluded taxes referred to collectively as “Excluded Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower or such other evidence of payment reasonably satisfactory to the Lenders. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request (which shall specify in reasonable detail the nature and amount of such Taxes), for the amount of any Taxes so levied or imposed and paid by such Lender. Nothing contained in this Section shall require a Lender to make available its tax returns or provide any information relating to its taxes which it reasonably deems confidential.

(b)    Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments as set forth in clause (i) above, or (x) a certificate in substantially the form of Schedule 2.18 (any such certificate, a “Tax Exempt Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender that is a United States person as that term is defined in Section 7701(a)(30) of the Code , other than a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall, no later than the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant Section 9.6(c), on the date of such assignment or transfer to such Lender, deliver to the Borrower and the Administrative Agent two accurate, complete and signed copies of Internal Revenue service Form W-9 or successor form, certifying that such Lender is not subject to United States backup withholding tax. In addition, each Lender agrees that it will deliver updated versions of the foregoing, as applicable, (A) whenever the previous certification has become inaccurate in any material respect or (B) at any time reasonably requested by the Borrower or the Administrative Agent, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States or to indemnify such Lender for any withholding Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c)    Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

(d)    If the Borrower pays any additional amount pursuant to this Section with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section to the Borrower or any other party.

(e)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 2.19	Indemnification; Nature of Issuing Lender’s Duties.

(a)    In addition to its other obligations under Section 2.3, each Credit Party hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, charges, and reasonable out of pocket costs and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b)    As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v)  errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Governmental Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d)    Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section 2.19 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

(e)    Notwithstanding anything to the contrary contained in this Section 2.19, the Credit Parties shall have no obligation to indemnify any Issuing Lender or any Lender in respect of any liability incurred by such Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender or such Lender (including action not taken by an Issuing Lender), as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Company and its Subsidiaries hereby represent and warrant to the Administrative Agent and each Lender that:

Section 3.1	Financial Condition.

The Borrower has delivered to the Administrative Agent and the Lenders (a) balance sheets and the related statements of income and of cash flows of (i) the Company and its Subsidiaries for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 audited by Ernst & Young, LLP and (ii) the Acquired Company and its Subsidiaries for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 audited by Carlin, Charron & Rosen, LLP, (b) a company-prepared unaudited balance sheet and the related statement of income and of cash flow of the Borrower for fiscal years ended December 31, 2004 and December 31, 2005, (c) company-prepared unaudited balance sheets and related statements of income and cash flows for the Company, the Borrower and the Acquired Company and their respective Subsidiaries for that portion of the fiscal year commencing on January 1, 2006 through the month most recently ended prior to the Closing Date (provided that if the Closing Date shall occur prior to the twentieth day of any month, then such financial statements shall be provided as of the end of the month immediately preceding the most recent month end), (d)  good faith estimated (subject only to completion of purchase price accounting and other related adjustments) pro forma unaudited balance sheets of the Company and its Subsidiaries and the Borrower and its Subsidiaries as of the last day of the month most recently ended prior to the Closing Date (provided that if the Closing Date shall occur prior to the twentieth day of any month, then such financial statements shall be provided as of the end of the month immediately preceding the most recent month end), in each case prepared giving effect to the Acquisition and the initial Extensions of Credit made hereunder on a Pro Forma Basis and in form and substance reasonably satisfactory to the Administrative Agent and (e) the seven-year projections of the Company and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The financial statements referred to in subsections (a)-(d) above are complete and correct and present fairly the financial condition of the Company, the Borrower, the Acquired Company and their respective Subsidiaries as of such dates, subject in the case of unaudited financials to the absence of footnotes and immaterial year end adjustments. All such financial statements and projections, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

Section 3.2	No Change.

Since December 31, 2005 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and no Internal Control Event has occurred.

Section 3.3	Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to conduct business and is in good standing under the laws of (i) the jurisdiction of its organization or formation and (ii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Credit Parties represents that:

(i)     (A) To the knowledge of any Responsible Officer of any Credit Party, there is no Credit Party or individual employed by such Credit Party who may reasonably be expected to have criminal culpability or to be excluded or suspended from participation in any Medical Reimbursement Program for their corporate or individual actions or failures to act where such culpability, exclusion and/or suspension has or could be reasonably expected to result in a Material Adverse Effect; and (B) there is no member of management continuing to be employed by any Credit Party who may reasonably be expected to have individual culpability for matters under investigation by any Governmental Authority where such culpability has or could reasonably be expected to result in a Material Adverse Effect unless such member of management has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the Governmental Authority;

(ii)    current billing policies, arrangements, protocols and instructions comply with expressly stated requirements of Medical Reimbursement Programs and are administered by properly trained personnel except where any such failure to comply could not reasonably be expected to result in a Material Adverse Effect;

(iii)   current medical director compensation arrangements and other arrangements with referring physicians comply with state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2) and 42 U.S.C. Section 1395nn, except where any such failure to comply could not reasonably be expected to result in a Material Adverse Effect;

(iv)   none of the Credit Parties is currently, nor has in the past been subject to any federal, state, local governmental or private payor civil or criminal inspections, investigations, inquiries or audits involving and/or related to its activities, except for routine inspections, investigations, inquiries or audits in the ordinary course not anticipated to result in a Material Adverse Effect; and

(v)    except as set forth on Schedule 3.3, no Credit Party: (A) has had a civil monetary penalty assessed against it pursuant to 42 U.S.C. §1320a 7a, (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a 7b), (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a 7b or 18 U.S.C. §§669, 1035, 1347, 1518, or (D) to the knowledge of any Responsible Officer, has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729 3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

Section 3.4	Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). This Credit Agreement has been, and each other Credit Document when delivered hereunder will have been, duly executed and delivered on behalf of each of the Credit Parties party thereto. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5	Status Under Certain Statutes.

No Credit Party is (i) required to be registered as an “investment company”, or “controlled” by a Person that is required to be registered as an “investment company”, under the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.6	Margin Regulations.

No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which does not comply with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Company and its Subsidiaries taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Company and its Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.7	No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any Requirement of Law in any material respect or any material Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained), (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any Material Contract to which such Person is a party or by which any of its properties may be bound or any material approval or material consent from any Governmental Authority relating to such Person, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. No Credit Party is in default under or with respect to any of its material Contractual Obligations in any material respect. No Default or Event of Default has occurred and is continuing.

Section 3.8	No Material Litigation.

As of the Closing Date, set forth on Schedule 3.8 is a description of any material litigation, investigation, claim, criminal prosecution, civil investigative demand, criminal or civil fine and penalty, or other proceeding of or before any arbitrator or Governmental Authority (including but not limited to those regulatory agencies responsible for licensing, accrediting or issuing Medicare or Medicaid certifications) that is pending or, to the best knowledge of any Responsible Officer, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues. No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority (including but not limited to those regulatory agencies responsible for licensing, accrediting or issuing Medicare or Medicaid certifications) is pending or, to the best knowledge of any Responsible Officer, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which could reasonably be expected to be adversely determined and if so adversely determined could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9	ERISA.

No Reportable Event that could reasonably be expected to result in a Material Adverse Effect, and no “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan. Each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded. No Lien in favor of a Single Employer Plan or in favor of the PBGC with respect to a Single Employer Plan has arisen, during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan (other than a Lien with respect to a liability which has been satisfied in full). The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except to the extent that such underfunding could not reasonably be expected to result in a Material Adverse Effect. Neither any Credit Party nor any Commonly Controlled Entity has any outstanding liability for a complete or partial withdrawal from a Multiemployer Plan, except to the extent such liability could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10	Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)    The facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations that constitute a violation of or a liability under, any Environmental Law.

(b)    The Properties, all operations of the Company and/or its Subsidiaries at the Properties, and the business operated by the Company or any of its Subsidiaries (the “Business”) are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws.

(c)    Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Responsible Officer of the Company or any of its Subsidiaries have knowledge that any such notice will be received or is being threatened.

(d)    Materials of Environmental Concern have not been transported or disposed of from the Properties by the Company or any of its Subsidiaries in violation of any Environmental Law, and neither the Company nor any of its Subsidiaries has received any written notice of any liability or potential liability for any Materials of Environmental Concern transported or disposed of from the Properties by the Company or any of its Subsidiaries. Materials of Environmental Concern have not been generated, treated, stored or disposed of by the Company or any of its Subsidiaries at, on or under any of the Properties in violation of any applicable Environmental Law, and neither the Company nor any of its Subsidiaries is liable for any Materials of Environmental Concern that have been generated, treated, stored or disposed of at, on or under any of the Properties.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer, threatened, under any Environmental Law to which the Company or any Subsidiary is or, with respect to any threatened proceeding or action, is reasonably expected to become a party with respect to the Properties or the Business, nor are there any governmental consent decrees, consent orders or administrative orders with respect to which the Company or any of its Subsidiaries is a party, or other administrative or judicial requirements applicable to the Company or any of its Subsidiaries outstanding under any Environmental Law with respect to the Properties or the Business.

(f)     There has been no release of Materials of Environmental Concern by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is liable at or from the Properties, or arising from or related to the operations of the Company or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of, or in amounts or in a manner that give rise to liability, under Environmental Laws, except for any such release that has been remediated in accordance with applicable Environmental Laws.

Section 3.11	Use of Proceeds.

The proceeds of the Extensions of Credit shall be used solely by the Borrower to (i) finance a portion of the Acquisition, (ii) pay any fees and expenses in connection with the Acquisition, (iii) pay any fees and expenses owing to the Lenders and the Administrative Agent in connection with this Agreement and the other Credit Documents (including those under the Fee Letters), (iv) refinance certain existing indebtedness of the Company and its Subsidiaries, and (v) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, Permitted Acquisitions.

Section 3.12	Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all direct and indirect Subsidiaries of the Company as of the Closing Date. Information on the attached Schedule includes jurisdiction of incorporation or organization; the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of Capital Stock held by each shareholder; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors, directors’ qualifying shares or arrangements with respect to the purchase of the remaining ownership interest in German Breg as contemplated in the German Buyout) of any nature relating to any Capital Stock of the Company or any Subsidiary, except as contemplated in connection with the Credit Documents.

Section 3.13	Ownership.

Each of the Company and its Subsidiaries is the owner of, and has good and insurable title (in the case of real property) to or an indefeasible leasehold interest in, all of its respective assets and none of such assets are subject to any Lien on such party’s interest other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

Section 3.14	Indebtedness.

Except as otherwise permitted under Section 6.1, the Company and its Subsidiaries have no Indebtedness.

Section 3.15	Taxes.

Each of the Company and its Subsidiaries has filed, or caused to be filed, all tax returns required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Neither the Company nor any of its Subsidiaries are aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.16	Intellectual Property.

To the knowledge of any Responsible Officer, each of the Company and its Subsidiaries owns, or has the legal right to use, all material Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all material Intellectual Property (excluding unregistered trademarks to the extent not used or not reasonably identifiable by the Credit Parties) owned by the Credit Parties or that any Credit Party has the right to use (excluding standard “off the shelf” licensed software used in the ordinary course of business). To the knowledge of any Responsible Officer, except pursuant to a license agreement disclosed in Schedule 3.16 hereto, or as otherwise disclosed in Schedule 3.16 hereto, (a) the Credit Parties have the right to use the Intellectual Property disclosed in Schedule 3.16 hereto in perpetuity and without payment of royalties, and (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid or subsisting and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by the Company or any of its Subsidiaries to maintain their validity or effectiveness in any material respects. To the knowledge of any Responsible Officer, neither the Company nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any material Intellectual Property; other than as noted on Schedule 3.16, no claim has been asserted in writing and is pending by any Person, in any material respects, seeking to restrict or deny the use of any material Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Responsible Officer know of any such claim; and, to the knowledge of any Responsible Officer, the use of any material Intellectual Property by the Company or any of its Subsidiaries does not infringe on the rights of any Person. Schedule 3.16 may be updated from time to time by the Borrower to include new Intellectual Property by giving written notice thereof to the Administrative Agent.

Section 3.17	Solvency.

Each of the Credit Parties is Solvent.

Section 3.18	Investments.

All Investments of each of the Company and its Subsidiaries are Permitted Investments.

Section 3.19	Location of Collateral.

Set forth on Schedule 3.19(a) is a list of the domestic real Properties (whether owned or leased) of the Credit Parties as of the Closing Date with street address, county and state where located. Set forth on Schedule 3.19(b) is a list of all locations where any domestic tangible personal property of the Credit Parties with a fair market value in excess of $250,000 is located as of the Closing Date (other than trade show booths and related assets and tangible personal property in transit, held by sales representatives or on consignment with third parties), including county and state where located. Set forth on Schedule 3.19(c) is the state of incorporation or organization, chief executive office, the principal place of business, the tax identification number and organization identification number of each of the Credit Parties as of the Closing Date. Set forth on Schedule 3.19(d) is a list of all Mortgaged Properties as of the Closing Date.

Section 3.20	No Burdensome Restrictions.

Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21	Labor Matters.

Except as otherwise set forth in Schedule 3.21 hereto, as of the Closing Date, (a) there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company or any of its Subsidiaries, (b) neither the Company nor any of its Subsidiaries has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years, (c) no Responsible Officer of the Company or any of its Subsidiaries has knowledge of any material potential or pending strike, walkout or work stoppage and (d) no material unfair labor practice complaint is pending or, to the best knowledge of any Responsible Officer, threatened against the Company or any of its Subsidiaries before any Governmental Authority.

Section 3.22	Security Documents.

The Security Documents create (or will create upon the execution and delivery thereof) valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be upon the execution and delivery of the Security Documents and upon the filing of appropriate financing statements, the recordation of the applicable Mortgage Instruments, the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of the Administrative Agent, on behalf of the Lenders) perfected security interests and Liens, prior to all other Liens other than Permitted Liens that would be prior to the Liens in favor of the Administrative Agent as a matter of law.

Section 3.23	Accuracy and Completeness of Information.

All factual written information (other than written financial projections) heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. The written financial projections concerning the Company and its Subsidiaries heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, have been and will be prepared in good faith based upon assumptions that the Credit Parties believe to be reasonable at the time of such preparation. There is no fact now known to the Borrower, any other Credit Party or any of their Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and/or the Lenders.

Section 3.24	Fraud and Abuse.

To the knowledge of any Responsible Officer, neither the Company and its Subsidiaries nor any of their officers or directors, have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §1320a-7b, or 42 U.S.C. §1395nn or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by binding rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with the intent to secure such benefit or payment fraudulently; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, except in each case for any such prohibited activity that could not reasonably be expected to result in a Material Adverse Effect.

Section 3.25	Licensing and Accreditation.

Each of the Company and its Subsidiaries has, to the extent applicable: (a) obtained and maintains in good standing all required licenses; (b) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (c) obtained and maintains Medicaid Certification and Medicare Certification; and (d) entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement, except in each case to the extent the absence of such license, accreditation, certification or good standing could not reasonably be expected to have a Material Adverse Effect. All such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited, except in each case to the extent such revocation, suspension or other limitation could not reasonably be expected to have a Material Adverse Effect.

Section 3.26	Other Regulatory Protection.

Each of the Company and its Subsidiaries represent that it does not manufacture pharmaceutical products and is in compliance with all applicable rules, regulations and other requirements of the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Occupational Safety and Health Administration (“OSHA”), the Consumer Product Safety Commission, the United States Customs Service and the United States Postal Service and other state or federal regulatory authorities or jurisdictions in which the Company or any of its Subsidiaries do business or distribute and market products, except to the extent that any such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the FDA, the FTC, OSHA, the Consumer Product Safety Commission, nor any other such regulatory authority has requested (or, to the knowledge of any Responsible Officer, are considering requesting) any product recalls or other enforcement actions that (a) if not complied with, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (b) with which the Company and its Subsidiaries have not complied within the time period allowed.

Section 3.27	Reimbursement from Third Party Payors.

The accounts receivable of the Company and its Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contacting agencies and other third party payors. In particular, accounts receivable relating to third party payors do not and shall not exceed amounts any obligee is entered to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.

Section 3.28	Other Agreements.

No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which such Person is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or material suspension of Medicaid Certification or Medicare Certification of any such Person or (b) any other agreement or instrument to which any such Person is a party, which default, individually or in the aggregate, has, or if not remedied within any applicable grace period could reasonably be expected to have, a Material Adverse Effect.

Section 3.29	Material Contracts.

Schedule 3.29 sets forth a true and correct and complete list of all Material Contracts currently in effect. All of the Material Contracts are in full force and effect and no material defaults exist thereunder.

Section 3.30	Insurance.

The insurance coverage of the Credit Parties and, with respect to the general insurance coverage of the Company and its Subsidiaries, the Foreign Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.30 and such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.31	Classification as Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness” under and as may be defined in any agreement governing any outstanding Subordinated Indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 3.32	Tax Shelter Regulations.

The Borrower does not intend to treat the Loans or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such treasury regulation.

Section 3.33	Regulation H.

No Mortgaged Property is a Flood Hazard Property.

Section 3.34	Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Executive Order Number 13224 (Anti-Terrorism Order) or (ii) to the knowledge of any Responsible Officer, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.35	Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or, to the knowledge of any Responsible Officer, their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 3.36	Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and, to the knowledge of any Responsible Officer, any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1	Conditions to Closing Date and Initial Extensions of Credit.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans and the Term Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)    Execution of Agreements. The Administrative Agent shall have received (i) counterparts of this Agreement from each party hereto, (ii) for the account of each applicable Lender, a Revolving Note and a Term Note from the Borrower, (iii) for the account of each Swingline Lender, the Swingline Note from the Borrower, (iv) counterparts of the Security Agreement, and the Pledge Agreement, each Mortgage Instrument and the other Security Documents from each Credit Party party thereto and (v) executed consents, in the form of Schedule 4.1-3 from each Lender authorizing the Administrative Agent to enter this Credit Agreement on their behalf, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b)    Authority Documents. The Administrative Agent shall have received the following:

(i)     Articles of Incorporation/Organizational Documents. Copies of the articles of incorporation, certificate of incorporation or other organizational documents, as applicable, of each Credit Party, certified (other than with respect to the Company, Colgate, Victory, Swiftsure and UK Ltd) to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its incorporation or organization, as the case may be.

(ii)    Resolutions. Copies of resolutions of the board of directors (or comparable group and, where applicable, the shareholders or members) of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)   Bylaws/Operating Agreement. A copy of the bylaws, memorandum and articles of association, limited liability company agreement or comparable operating agreement of each Credit Party (other than the Company) certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)   Good Standing. Copies of certificates of good standing, existence or its equivalent (to the extent applicable) with respect to the each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of such Credit Party in such state.

(v)    Incumbency. An incumbency certificate of Responsible Officers of each Credit Party authorized to execute the Credit Documents on such Credit Party’s behalf certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) to be true and correct as of the Closing Date.

(c)    Legal Opinions of Counsel.  The Administrative Agent shall have received (i) opinions of legal counsel (including local counsel to the extent required by the Administrative Agent) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, which opinions shall include, without limitation, a “no conflicts” opinion with respect to corporate instruments and Material Contracts of the Credit Parties on the Closing Date after giving effect to the transactions contemplated herein, (ii) an opinion from STvB Advocaten (Caracao) N.V. as to, inter alia, the due authorization, execution and delivery of the Credit Documents to which the Company is a party, and (iii) an opinion from Berwin Leighton Paisner LLP as to, inter alia, enforceability of the UK Security Documents and the due authorization, execution and delivery of the Credit Documents to which Colgate, Victory, Swiftsure or UK Ltd is a party, such opinions to be in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Reliance. The Administrative Agent shall have received a copy of each opinion, agreement, and other material document required to be delivered pursuant to the Acquisition Documents and the transactions contemplated in connection therewith, together with evidence that the Administrative Agent and the Lenders have been authorized to rely on each such opinion to the extent counsel providing each such opinion has agreed to such reliance, all in form and substance reasonably satisfactory to the Administrative Agent.

(e)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)     a perfection certificate setting forth the state or jurisdiction of incorporation or organization of each Credit Party and each jurisdiction where any Collateral of such Credit Party with a fair market value in excess of $100,000 is located or where the chief executive office of such Credit Party is located, copies of Lien searches in jurisdictions as required by the Administrative Agent, and copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral; and

(iii)   duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral.

(f)     [Reserved]

(g)    Liability, Casualty and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies (including a Marsh Inc. report) or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein or in the Security Documents and business interruption insurance satisfactory to the Administrative Agent. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and the respective Credit Party shall use commercially reasonable efforts to obtain from each provider of any such insurance an agreement that such provider, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

(h)    Fees. The Administrative Agent and the Lenders shall have received (i) all fees, if any, owing pursuant to the Fee Letters and Section 2.5 and (ii) evidence that the aggregate amount of fees and expenses payable in connection with the consummation of the Acquisition by the Company and its Subsidiaries (excluding those fees identified in the foregoing subsection (i)) did not exceed $12,500,000.

(i)     Litigation. Except as set forth on Schedule 3.8, there shall not exist any material litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority (including but not limited to those regulatory agencies responsible for licensing, accrediting or issuing Medicare or Medicaid certifications) affecting or relating to any of the Company or its Subsidiaries, this Agreement and the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(j)     Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Company as to the financial condition, solvency and related matters of each Credit Party, in each case after giving effect to the Acquisition and the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1-2 hereto.

(k)    Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

(l)     Corporate Structure. The corporate, capital and ownership structure of the Company and its Subsidiaries after giving effect to the Acquisition shall be as described in Schedule 3.12, and shall otherwise be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be satisfied with the management of the Company and its Subsidiaries after giving effect to the Acquisition.

(m)   Acquisition Documents. The Administrative Agent shall have reviewed and approved to its reasonable satisfaction all of the Acquisition Documents (other than the Agreement and Plan of Merger referred to in the definition of “Acquisition Documents” and all related schedules and exhibits, which have been approved) and there shall not have been any material modification, amendment, supplement or waiver to the Acquisition Documents subsequent to August 4, 2006 without the prior written consent of the Administrative Agent. The Acquisition shall have been consummated substantially in accordance with the terms of the Acquisition Documents (without waiver of any material conditions precedent to the obligations of any party thereto without the consent of the Administrative Agent). The Administrative Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto.

(n)    Consents. The Administrative Agent shall have received evidence that all governmental, shareholder, board of director and material third party consents and approvals that the Borrower can obtain using its commercially reasonable efforts and that are necessary in connection with the financings, the Acquisition and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of such transactions.

(o)    Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all applicable Requirements of Law (including all applicable securities and banking laws, rules and regulations).

(p)    Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to any Credit Party or any of its Subsidiaries.

(q)    Material Adverse Effect. No material adverse change shall have occurred or could reasonably be expected to occur since December 31, 2005 in the business, properties, prospects, operations, regulatory environment or condition (financial or otherwise) of either the Company, the Borrower and its Subsidiaries, taken as a whole or the Acquired Company and its Subsidiaries, taken as a whole.

(r)     Minimum Consolidated EBITDA. The Administrative Agent shall have received evidence satisfactory thereto provided by the Company that the Consolidated EBITDA for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements of the Company and its Subsidiaries are available, calculated on a Pro Forma Basis, is no less than $79,000,000.

(s)    Leverage Ratio. The Leverage Ratio (determined using Funded Debt of the Company and its Subsidiaries as of the Closing Date and pro forma Consolidated EBITDA of the Company and its Subsidiaries for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements of the Company and its Subsidiaries are available), calculated on a Pro Forma Basis as of the Closing Date, shall not exceed 4.25 to 1.0.

(t)     Financial Statements. The Administrative Agent shall have received copies of the financial statements and projections referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

(u)    Termination of Existing Indebtedness; Approval of Intercompany Indebtedness. All existing Indebtedness for borrowed money of the Company, the Borrower, the Acquired Company and their respective Subsidiaries in excess of $5,000,000 in the aggregate, other than Indebtedness incurred by SRL as set forth on Schedule 6.1(b), shall have been repaid in full and terminated and all Liens relating thereto shall have been terminated. The Administrative Agent shall have reviewed and approved in its sole discretion all loan documentation with respect to any intercompany Indebtedness of the Credit Parties and the Administrative Agent shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of each such document, as originally executed and delivered, together with all exhibits, schedules, amendments and modifications thereto.

(v)    Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents and the Acquisition Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and demonstrating compliance with such financial covenants.

(w)   Credit Rating. The Borrower shall have obtained a senior secured credit rating from Moody’s and from S&P.

(x)     Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 9.18) including, without limitation, the identity of each Credit Party, the name and address of each Credit Party and other information that will allow the Administrative Agent or any Lender, as applicable, to identify each Credit Party in accordance with the Patriot Act.

(y)    Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.2	Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)    Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date (other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Extension of Credit, in which case, as of such specific date).

(b)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)    Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

(d)    Additional Conditions to Extensions of Credit. If such Extension of Credit is made pursuant to Sections 2.1, 2.2, 2.3 or 2.4, all conditions set forth in such Section shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (d) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note shall remain outstanding and unpaid and the Credit Party Obligations, together with interest, Commitment Fees and all other amounts owing to the Administrative Agent or any Lender hereunder, shall have been paid in full, the Credit Parties shall:

Section 5.1	Financial Statements.

Furnish to the Administrative Agent (which shall transmit or make available the same to the Lenders as soon as practicable):

(a)    Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ended December 31, 2006 (or, with respect to the comparative information required below, commencing with the fiscal year ended December 31, 2006), a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such year, audited (with respect to the consolidated statements only) by a firm of independent certified public accountants of, as appropriate, nationally or internationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b)    Annual Unaudited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ended December 31, 2006 (or, with respect to the comparative information required below, commencing with the fiscal year ended December 31, 2006), a copy of the consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year.

(c)    Quarterly Financial Statements. (i) As soon as available and in any event within (A) forty-five (45) days after the end of each of the first three fiscal quarters of the Company and (B) ninety (90) days after the end of the fourth fiscal quarter of the Company, a company-prepared consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and (ii) as soon as available and in any event within (A) forty-five (45) days after the end of each of the first three fiscal quarters of the Company and (B) ninety (90) days after the end of the fourth fiscal quarter of the Company, a company-prepared consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such period and related company-prepared consolidated and consolidating statements of income and retained earnings and of cash flows for the Company and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and to the extent not disclosed in the Company’s Form 10-Q, management discussion and analysis of operating results inclusive of operating metrics in comparative form; and

(d)    Annual Budget Plan. As soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual budget or plan of the Company for the next fiscal year on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a), (b) and (c) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2	Certificates; Other Information.

Furnish to the Administrative Agent (which shall transmit or make available the same to the Lenders as soon as practicable):

(a)    concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, certificates of the independent certified public accountants of the Company reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default under Section 5.9, except as specified in such certificate;

(b)    concurrently with the delivery of the financial statements referred to in Sections 5.1(a), 5.1(b) and 5.1(c) above, a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, during such period each of the Credit Parties observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

(c)    within ten (10) days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Company sends to its members and equity holders, and within ten (10) days after the same are filed, copies of all financial statements and non-confidential reports which the Company may make to or file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d)    within ninety (90) days after the end of each fiscal year of the Company, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

(e)    promptly upon receipt thereof, a copy of any other report or “management letter” submitted or presented by independent accountants to any Credit Party or any of the Borrower’s Subsidiaries in connection with any annual, interim or special audit of the books of such Person regarding material matters of the Company and its Subsidiaries, taken as a whole;

(f)     promptly, copies of all material notices from or material requests to the FDA, FTC, and OSHA (each, as defined in Section 3.26); and

(g)    promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3	Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes (Federal, state, local and any other taxes) and all its other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations and liabilities, except (a) when the amount or validity of such obligations, liabilities and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of any Credit Party, as the case may be or (b) where any such failure to pay, discharge or satisfy could not reasonably be expected to have a Material Adverse Effect.

Section 5.4	Conduct of Business and Maintenance of Existence.

Continue to (a) engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or that the applicable Credit Party reasonably deems desirable in the normal conduct of its business; provided that any Credit Party or any Subsidiary thereof may reorganize in Delaware or in another U.S. jurisdiction acceptable to the Required Lenders so long as the Administrative Agent receives prior written notice thereof and all actions required to continue the perfection of the Administrative Agent’s Liens on the Collateral are taken; and provided, further, the Company may consummate the Acquisition and any other merger, consolidation, purchase, lease or acquisition permitted under Section 6.4 or liquidate or dissolve any Subsidiary that has no assets or that has sold, disposed of or otherwise transferred all of its assets to the Borrower or a Subsidiary Guarantor, and (b) comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.5	Maintenance of Property; Insurance.

(a)    Keep all Material Property useful and necessary in its business in good working order and condition (ordinary wear and tear, damage by casualty and obsolescence excepted);

(b)    Maintain with financially sound and reputable insurance companies insurance on all its Material Property (including without limitation its material tangible Collateral) in at least such amounts (or such greater amounts to the extent any coverage amount maintained by the Credit Parties is significantly lower than the coverage amount maintained by companies engaged in the same or a similar business in the same general area) and against at least such risks as are maintained by the Credit Parties as of the Closing Date and any other material risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, (or additional insured in the case of liability coverage) with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Credit Party or any Subsidiary of the Company or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies; and

(c)    In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed.

Section 5.6	Inspection of Property; Books and Records; Discussions.

Keep proper books and records of account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which any Credit Party may not disclose without violation of a confidentiality obligation binding upon it) once a fiscal quarter or upon the occurrence and during the continuance of a Default or an Event of Default, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with its independent certified public accountants. The forgoing, with respect to the Lenders, shall be at such Lender’s expense and, with respect to the Administrative Agent, shall be at the Borrower’s expense.

Section 5.7	Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)    promptly, but in any event within two (2) Business Days after any Responsible Officer of a Credit Party knows thereof, the occurrence of any Default or Event of Default;

(b)    promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in a monetary payment in excess of $10,000,000;

(c)    promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in a monetary judgment in excess of $5,000,000 or (ii) affecting or with respect to this Agreement or any other Credit Document;

(d)    as soon as possible and in any event within thirty (30) days after any Responsible Officer of a Credit Party knows or has reason to know thereof: (i) the occurrence of any material Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of a Single Employer Plan or in favor of the PBGC with respect to a Single Employer Plan (other than a Permitted Lien) or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, which could reasonably be expected to result in any material liability for any Credit Party, or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, which could reasonably be expected to result in any material liability for any Credit Party;

(e)    promptly, of the institution of any investigation or proceeding against any Credit Party to suspend, revoke or terminate or which may result in the termination of any Medicaid Provider Agreement, Medicaid Certification, Medicare Provider Agreement, Medicare Certification or exclusion from any Medical Reimbursement Program;

(f)     promptly, after any Credit Party becomes involved in a pending civil or criminal investigation, criminal action or civil proposed debarment, exclusion or other sanctioning action related to any Federal or state healthcare program;

(g)    promptly, any other development or event which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(h)    promptly, any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(i)     promptly, the Company or any of its Subsidiaries (i) entering into a collective bargaining agreement or Multiemployer Plan covering the employees of the Company or any of its Subsidiaries, (ii) suffering any material strike, walkout, work stoppage or other material labor difficulty or (iii) becoming aware of any material unfair labor practice complaint against the Company or any of its Subsidiaries before any Governmental Authority.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8	Environmental Laws.

(a)    Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

(c)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Credit Party or any of the Company’s Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the Person seeking indemnification or any of its employees, agents, officers and directors and affiliates. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

Section 5.9	Financial Covenants.

Commencing on the day immediately following the Closing Date and for so long as this Agreement shall remain in effect, each of the Credit Parties shall, and shall cause each of its Subsidiaries to, comply with the following financial covenants:

(a)    Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Company occurring during the periods indicated below, shall be less than or equal to the following:

Period	Ratio
Closing Date through June 30, 2007	4.25 to 1.0
July 1, 2007 through December 31, 2007	4.00 to 1.0
January 1, 2008 through June 30, 2008	3.75 to 1.0
July 1, 2008 through December 31, 2008	3.50 to 1.0
January 1, 2009 through June 30, 2009	3.25 to 1.0
July 1, 2009 through December 31, 2009	3.00 to 1.0
January 1, 2010 through June 30, 2010	2.75 to 1.0
July 1, 2010 and thereafter	2.50 to 1.0

(b)    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Company occurring during the periods indicated below, shall be greater than or equal to the following:

Period	Ratio
October 1, 2006 through December 31, 2008	1.250 to 1.0
January 1, 2009 through December 31, 2009	1.300 to 1.0
January 1, 2010 and thereafter	1.375 to 1.0

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in this Section, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent, and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Asset Disposition permitted by Section 6.4(a)(ix), (A) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Asset Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 5.10	Additional Subsidiary Guarantors.

The Company will cause each of its Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly become a Guarantor hereunder by way of execution of a Joinder Agreement. The guaranty obligations of any such Additional Credit Party shall be secured by, among other things, the property and assets of such Additional Credit Party and such Domestic Subsidiary shall execute and deliver to the Administrative Agent such Security Documents, legal opinions and related documents as the Administrative Agent may reasonably request with respect to such property and assets.

Section 5.11	Compliance with Law.

The Credit Parties will, and will cause each of its Subsidiaries to, (a) comply with all expressly stated laws, rules, regulations, orders, restrictions and valid requirements imposed by all Governmental Authorities and regulatory authorities applicable to it, its property and assets and the conduct of its business if noncompliance with any such law, rule, regulation, order, restriction or requirement, including without limitation Titles XVIII and XIX of the Social Security Act, Medicare Regulations and Medicaid Regulations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (b) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, appropriate Medicaid Certifications and Medicare Certifications, if failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Specifically, but without limiting the foregoing, and except where any such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (x) billing policies, arrangements, protocols and instructions will comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; and (y) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2) and 42 U.S.C. Section 1395nn.

Section 5.12	Pledged Assets.

(a)    The Company will, and will cause each of its Subsidiaries to, cause (i) 100% of the outstanding Capital Stock of each of Victory, the Borrower and the Subsidiary Guarantors and (ii) 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to the Borrower or any Guarantor) of the voting Capital Stock and 100% of the non-voting Capital Stock of each first-tier Foreign Subsidiary of the Borrower and the Subsidiary Guarantors, in each case to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b)    If, subsequent to the Closing Date, any Credit Party shall acquire any securities, instruments (except checks), chattel paper or other personal property required for perfection to be delivered to the Administrative Agent as Collateral hereunder or under any of the Security Documents, such Credit Party shall promptly (and in any event within three (3) Business Days) after such acquisition notify the Administrative Agent of same; provided that property the value of which, individually, is less than $500,000 and, in the aggregate, is less than $1,000,000 in any twelve-month period, shall not be required to be delivered until such time that all such property shall exceed $1,000,000 in the aggregate in any twelve-month period. Each of the Credit Parties shall take such action at its own expense as may be necessary or otherwise requested by the Administrative Agent (including, without limitation, any of the actions described in Sections 4.1(e) and 5.13(b) hereof) to ensure that the Administrative Agent has a first priority perfected Lien to secure the Credit Party Obligations in (i) all personal property Collateral of Colgate, Victory, the Borrower and Subsidiary Guarantors and all tangible personal property Collateral of the Company located in the United States and (ii) to the extent required by the Administrative Agent or the Required Lenders in its or their sole reasonable discretion, all real property owned by the Credit Parties located in the United States, subject in each case only to Permitted Liens.

(c)    If, subsequent to the Closing Date, a Credit Party leases a warehouse, plant or other real property material to such Person’s business and located within the United States, such Credit Party shall (i) promptly notify the Administrative Agent of such lease, (ii) to the extent required by the Administrative Agent and to the extent consented to by the relevant landlord or not prohibited under the lease, promptly deliver to the Administrative Agent such Mortgage Instruments, title reports, Mortgage Policies, Surveys, environmental site assessment reports, legal opinions and other documentation as the Administrative Agent may reasonably require and (iii) use its reasonable best efforts to deliver to the Administrative Agent such estoppel letters, consents and waivers from the landlord on such real property as may be required by the Administrative Agent; provided, that the Credit Party shall not be required to expend any significant amount of money to obtain such estoppel letters, consents and waivers.

Section 5.13	Limitations on Colgate and Victory.

Neither Colgate nor Victory shall have any Indebtedness or operations other than (a) its Guaranty, (b) intercompany Subordinated Indebtedness or Investments permitted hereunder, (c) operations as contemplated by the Tax Structure Documents, (d) operations relating to the holding of the Capital Stock of its Subsidiaries and (e) operations related to satisfying its obligations as a Credit Party.

Section 5.14	Further Assurances; Post-Closing Covenant.

(a)    Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(b)    Deposit Account Control Agreements. Within sixty (60) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, Deposit Account Control Agreements and Securities Account Control Agreements with respect to each account required to be subject to such agreement pursuant to Section 6.13.

(c)    Notice of Grant of Security. Within fifteen (15) Business Days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) evidence that a notice of a grant of security was served upon Bank of America, N.A. with respect to each account of Colgate, Victory Swiftsure and UK Ltd located in the United Kingdom and (ii) an acknowledgement from Bank of America, N.A. as to the existence of such security, to the extent such acknowledgement can be obtained using commercially reasonable efforts.

(d)    Real Property Collateral. Within sixty (60) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)     fully executed and notarized Mortgage Instruments encumbering the owned or, to the extent not prohibited by the applicable lease or consented to by the applicable landlord, leasehold interest in the Mortgaged Properties owned or leased by each Credit Party and set forth on Schedule 3.19(d);

(ii)    a title report in respect of each of the Mortgaged Properties;

(iii)   with respect to each Mortgaged Property, ALTA Mortgage Policies issued by the Title Insurance Company, assuring the Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(iv)   evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the Borrower’s or the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (y) as to the fact that such Mortgaged Property is a Flood Hazard Property and (z) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

(v)    to the extent available, surveys of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company;

(vi)    reasonably satisfactory Phase I environmental site assessment reports (or other environmental reports acceptable to the Administrative Agent) with respect to each of the Mortgaged Properties, together with (to the extent required by the Administrative Agent) reliance letters with respect to such reports in favor of the Lenders;

(vii)      opinions of counsel to the Borrower or the applicable Credit Party for each jurisdiction in which the Mortgaged Properties are located; and

(viii)     in the case of the Properties located in McKinney, Texas, Vista, California, Huntersville, North Carolina, Springfield, Massachusetts, and Wayne, New Jersey, such estoppel letters, consents and waivers from the landlords on such Properties as the Administrative Agent may reasonably require; provided, that the Credit Parties shall not be required (A) to obtain any such consent to the extent the applicable landlord refuses to execute such consent after the Credit Parties have used their commercially reasonable efforts to obtain such consent or (B) to expend any significant amount of money to obtain such consents.

(e)    Stock Certificate and Power. Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received the stock certificate evidencing the interest owned by Orthofix Inc. in Innovative Spinal Technologies and a duly executed in blank undated stock or transfer power with respect thereto.

(f)     Opinion. Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, that the Capital Stock of each of the Credit Parties organized under the laws of Delaware is duly authorized, validly issued, fully paid, non-assessable and owned of record by such Credit Party.

(g)    Intellectual Property. Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received evidence that all chain of title issues have been resolved with the United States Patent and Trademark Office and all third party security interests with respect to the Intellectual Property of the Credit Parties have been released of record with the United States Patent and Trademark Office; provided that any Indebtedness associated with such security interests shall have been paid in full and terminated on or prior to the Closing Date.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations, together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

Section 6.1	Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b)    Indebtedness of the Company and its Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 or the liquidity section of the management discussion and analysis (and set out more specifically in Schedule 6.1(b) hereto) and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension; provided that the Credit Parties party to the intercompany notes set forth on Schedule 6.1(b) hereby agree that the intercompany Indebtedness evidenced by such intercompany notes shall be subordinated to the Credit Party Obligations and that the Credit Party Obligations shall be paid in full prior to any payments being made on such intercompany notes, except as permitted by Section 6.10;

(c)    Indebtedness of the Borrower and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset (or assumed or acquired by the Borrower and its Subsidiaries in connection with a Permitted Acquisition); provided that (i) such Indebtedness to the extent resulting from Capital Leases or as a result of the purchase price or cost of construction when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(d)    Unsecured intercompany Subordinated Indebtedness (i) owing by a Credit Party (other than, subject to clause (iv) below, the Company) to another Credit Party; provided that any Subordinated Indebtedness issued by a Credit Party (other than the Company) to Colgate or Victory shall be issued in accordance with the Tax Structure Documents, (ii) among the Company and Foreign Subsidiaries, (iii) among Foreign Subsidiaries and other Foreign Subsidiaries or (iv) owing by the Company to Colgate or Victory to the extent that such Subordinated Indebtedness would be permitted by Section 6.10(d), (f) or (i) if made as a Restricted Payment rather than the issuance of Subordinated Indebtedness;

(e)    Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(f)     Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(g)    Indebtedness and obligations of the Borrower and its Subsidiaries owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit hereunder) generally;

(h)    (i) Indebtedness of the Company or any of its Subsidiaries the proceeds of which are used to prepay the Term Loan in accordance with Section 2.7 or used to fund Permitted Acquisitions so long as such Indebtedness is (and all Guaranty Obligations with respect to such Indebtedness are) unsecured and subordinated in right and time of payment (subject to the terms of Section 6.10(h)) and priority to the Credit Party Obligations pursuant to subordination provisions that are reasonably satisfactory to the Administrative Agent and (ii) Indebtedness of the Company or any of its Subsidiaries the proceeds of which are used to prepay the Term Loan in accordance with Section 2.7 so long as such Indebtedness is (and all Guaranty Obligations with respect to such Indebtedness are) unsecured; provided, in each case that (A) the covenants and events of default of such Indebtedness are, taken as a whole, materially less restrictive than those contained in this Agreement (and shall not include any covenant or event of default more restrictive than those contained in this Agreement), (B) both immediately prior and after giving effect thereto, (1) no Default or Event of Default shall exist or result therefrom and (2) the Company shall be in compliance with the financial covenants set forth in Section 5.9, such compliance immediately after giving effect thereto determined with regard to calculations made on a Pro Forma Basis for the fiscal quarter most recently ended, and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower to such effect, and (C) such Indebtedness matures, and does not require any scheduled amortization or other scheduled or mandatory payments of principal or first scheduled put right prior to, the date which is at least 120 days after the later of the Term Loan Maturity Date and the maturity date of any Incremental Term Facility, other than (1) redemptions made at the option of the holders of such Indebtedness upon a change in control of the issuer in circumstances that would also constitute a Change of Control under this Agreement (provided that any such redemption cannot be made fewer than thirty (30) days after such change in control and that any such redemption is fully subordinated to the indefeasible payment in full of all Credit Party Obligations), (2) mandatory prepayments required as a result of asset dispositions if such Indebtedness allows the issuer to satisfy such mandatory prepayment requirement by prepayment of Loans under this Agreement or other senior obligations of the issuer or reinvestment of the asset disposition proceeds within a specified period of time and (3) payments permitted by Section 6.10(h)(ii);

(i)     Guaranty Obligations in respect of Indebtedness of the Company and its Subsidiaries to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1; and

(j)     other unsecured Indebtedness of the Company and its Subsidiaries which does not exceed $10,000,000 in the aggregate at any time outstanding.

Section 6.2	Liens.

No Credit Party will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Lenders and the Hedging Agreement Providers, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3	Nature of Business.

Each of the Credit Parties will not, nor will any Credit Party permit any Subsidiary to, alter the character of its business or any business activities reasonably related thereto in any material respect from that conducted as of the Closing Date; provided that the foregoing shall not apply to the cessation of business activities that the applicable Credit Party or Subsidiary reasonably believes should no longer be conducted by such Credit Party or Subsidiary.

Section 6.4	Consolidation, Merger, Sale or Purchase of Assets, etc.

Each of the Credit Parties will not, nor will the Credit Parties permit any Subsidiary to,

(a)    dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, shall be expressly permitted:

(i)     the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business;

(ii)    the sale, transfer or other disposition of cash and Cash Equivalents;

(iii)   (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries, so long as the Net Cash Proceeds from such dispositions, sales, leases or transfers pursuant to clause (A) or (B) are used to replace such machinery, parts and equipment or to purchase or otherwise acquire new assets or property within 180 days of receipt of the Net Cash Proceeds or, with respect to dispositions pursuant to clause (A), such Net Cash Proceeds are used to prepay Loans and cash collateralize outstanding LOC Obligations in accordance with the terms of Section 2.7(b)(iv); provided that, upon the occurrence and during the continuance of a Default or an Event of Default, the Credit Parties and their Subsidiaries shall not have the right to reinvest such Net Cash Proceeds;

(iv)   the sale, lease or transfer of property or assets between or among (A) the Borrower and the Subsidiary Guarantors; provided that any sale, lease or transfer of property or assets to Swiftsure and UK Ltd shall be limited to sales or transfers of property or assets in accordance with the Tax Structure Documents, or (B) the Foreign Subsidiaries of the Company and other Foreign Subsidiaries of the Company;

(v)    the termination of any Hedging Agreement permitted pursuant to Section 6.1(f);

(vi)   the factoring or disposition of receivables by SRL in connection with the Indebtedness of SRL set forth on Schedule 6.1(b);

(vii)      the sale of any assets set forth on Schedule 6.4(a); provided that the Net Cash Proceeds from any such sale shall be applied to the Loans and the outstanding LOC Obligations in accordance with the terms of Section 2.7(b)(ii) (excluding any reinvestment right contained in such Section);

(viii)     the liquidation or dissolution of (A) any Domestic Subsidiary of the Company that has no assets or that has sold, disposed of or otherwise transferred all of its assets to the Borrower or a Subsidiary Guarantor, (B) any Foreign Subsidiary of the Company that has no assets or that has sold, disposed of or otherwise transferred all of its assets to the Borrower or a Subsidiary Guarantor or another Foreign Subsidiary or (C) Colgate, Victory, Swiftsure or UK Ltd if it has no assets or has sold, disposed of or otherwise transferred all of its assets to the Borrower or a Subsidiary Guarantor; provided that Victory shall not be liquidated or dissolved unless the Administrative Agent receives a first priority, perfected security interest in 100% of the Capital Stock of the Borrower from the parent company of the Borrower after giving effect to such liquidation or dissolution on terms satisfactory to the Administrative Agent; and

(ix)    the sale, lease, transfer or other disposition of property or assets not to exceed $3,000,000 in the aggregate in any fiscal year;

provided, that, in the case of clauses (i), (ii), (iii), (vii) and (ix) above, at least 75% of the consideration received therefore by the Borrower or any other Credit Party is in the form of cash or Cash Equivalents; provided, further, that with respect to sales, transfers, leases or other dispositions of assets permitted hereunder only, the Administrative Agent shall without the consent of the Required Lenders, release its Liens relating to the particular assets sold, transferred, leased or otherwise disposed of; or

(b)    (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases, leases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) consummation of the Acquisition, (B) investments or acquisitions permitted pursuant to Section 6.5, and (C) the merger or consolidation of (I) a Credit Party (other than the Company, Colgate or Victory) with and into another Credit Party (other than the Company, Colgate or Victory); provided that (y) if the Borrower is a party thereto, the Borrower will be the surviving corporation and (z) the Administrative Agent’s Liens with respect to the Collateral of each Credit Party involved in such merger or consolidation shall remain continuously perfected; and (II) a Foreign Subsidiary into another Foreign Subsidiary.

Section 6.5	Advances, Investments and Loans.

No Credit Party will, nor will it permit any Subsidiary to, make any Investment except for Permitted Investments.

Section 6.6	Transactions with Affiliates.

Except as permitted in subsections (c), (d), (e), (f) or (k) of the definition of Permitted Investments, no Credit Party will, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

Section 6.7	Ownership of Subsidiaries; Restrictions.

Neither Colgate, Victory, the Borrower, nor any Subsidiary Guarantor will, nor will it permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries which are Credit Parties or which are joined as Additional Credit Parties in accordance with the terms hereof. Neither Colgate, Victory, the Borrower, nor any Subsidiary Guarantor will sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8	Fiscal Year; Organizational Documents; Material Contracts; Subordinated Indebtedness Documents.

Each of the Credit Parties will not, nor will any Credit Party permit any Subsidiary to, change its fiscal year or its accounting policies except as required by GAAP. Except as permitted pursuant to Section 5.4, each of the Credit Parties will not, nor will any Credit Party permit any Subsidiary to, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders; provided that the Company shall be permitted to amend such documents to provide for the issuance of any classes or series of Capital Stock so long as such issuance does not result in a Change of Control and the Capital Stock issued is not subject to mandatory sinking fund payments, redemption or other acceleration or similar rights or payments. Each of the Credit Parties will not, nor will any Credit Party permit any Subsidiary to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts to the extent any amendment, modification, cancellation, termination or failure to renew or extend could reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties and their Subsidiaries will not, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any Subordinated Indebtedness or of any documentation governing or evidencing such Subordinated Indebtedness in a manner that is adverse to the interests of the Lenders or the issuer of such Subordinated Indebtedness.

Section 6.9	Limitation on Restricted Actions.

No Credit Party will, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or Guaranty Obligations with respect to any of the foregoing; provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.10	Restricted Payments.

No Credit Party will, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment except (a) to make dividends or distributions payable solely in the same class of Capital Stock of such Person (including, without limitation, stock splits provided that they are in the same class of Capital Stock of such Person), (b) to make dividends or other distributions (directly or indirectly through Subsidiaries) payable to any Credit Party other than the Company, (c) to make dividends or other distributions by a Foreign Subsidiary of the Company payable (directly or indirectly through Subsidiaries) to any Credit Party or any other Foreign Subsidiary, (d) to make dividends payable solely to allow the Company, Colgate or Victory to pay federal and state local taxes then due and owing, (e) so long as no Event of Default has occurred and is continuing or would result therefrom, to make (i) payments on intercompany Subordinated Indebtedness permitted under Sections 6.1(b) and (d), or (ii) Permitted Investments in accordance with the Tax Structure Documents; provided that (A) no payment shall be made pursuant to this Subsection from a Credit Party to the Company or any Foreign Subsidiary thereof and (B) no payment shall be made to Colgate or Victory except in accordance with the Tax Structure Documents, (f) so long as (i) no Default or Event of Default exists or would exist on a Pro Forma Basis after giving effect to such Restricted Payment and (ii) the Leverage Ratio is less than 1.75 to 1.0 (A) before giving effect to any such Restricted Payment and (B) on a Pro Forma Basis after giving effect to any such Restricted Payment (and in the case of any Restricted Payment or series of related Restricted Payments in an amount in excess of $5,000,000, the Borrower shall have furnished to the Administrative Agent a compliance certificate as to such compliance, together with supporting calculations), to make Restricted Payments in an aggregate amount that, taken together with the aggregate of all other Restricted Payments made by the Credit Parties and their Subsidiaries (other than Restricted Payments permitted under other subsections of this Section 6.10) from and after the Closing Date, does not exceed the sum of 25% of Excess Cash Flow for the period from the Closing Date to the end of the most recently ended fiscal year for which the Company has delivered financial statements as required by Section 5.1(a) which then may be paid to the shareholders of the Company in the form of a dividend or other distribution or may be used by the Company for other corporate purposes, (g) so long as no Default or Event of Default exists or would exist on a Pro Forma Basis after giving effect to such Restricted Payment, to repurchase Capital Stock, warrants, options or other rights to acquire Capital Stock of the Company from current or former officers, employees or directors (or their heirs or estates) of a Credit Party or any Subsidiary in connection with the death, disability or termination of employment of any such Person in an aggregate amount not to exceed $2,500,000 in any fiscal year and $5,000,000 during the term of this Agreement, (h) (i) to make distributions to pay regularly scheduled interest payments on Subordinated Indebtedness issued by a Credit Party permitted by Section 6.1(h) pursuant to the subordination provisions applicable thereto and (ii) to the extent that Net Cash Proceeds resulting from the issuance of Subordinated Indebtedness pursuant to Section 6.1(h) shall have been applied to repay the Term Loan as set forth in Section 2.7(b) (and not to finance Permitted Acquisitions) and so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom on an actual or Pro Forma Basis, if any such Subordinated Indebtedness shall contain a provision permitting a holder thereof to convert or exchange such Indebtedness for common equity of the Company and/or cash, to make payments in respect thereof upon the occurrence of the event giving rise to such holders right to conversion or exchange and (i) so long as no Default or Event of Default exists or would exist on a Pro Forma Basis after giving effect to such Restricted Payment, (A) the Company may make earnout payments and any other deferred payment paid as consideration pursuant to a Permitted Acquisition by the Company and (B) the Borrower and its Subsidiaries may make earnout payments and any other deferred payment paid as consideration pursuant to a Permitted Acquisition by the Borrower or any of its Subsidiaries.

Section 6.11	Sale Leasebacks.

No Credit Party will, nor will it permit any Subsidiary to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary thereof.

Section 6.12	No Further Negative Pledges.

No Credit Party will, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.13	Accounts.

Set forth on Schedule 6.13 is a complete and accurate list of all checking, savings or other accounts (including securities accounts) of the Credit Parties at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person as of the Closing Date. At anytime on or after November 22, 2006, each of the Credit Parties (other than the Company) will not, nor will it permit any Subsidiary to, open, maintain or otherwise have any checking, savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) the accounts set forth on Schedule 6.13 and designated as unrestricted accounts; provided that the balance on any such account does not exceed $500,000 and the aggregate balance in all such accounts does not exceed $1,500,000, (b) deposit accounts that are subject to a Deposit Account Control Agreement, (c) securities accounts that are subject to a Securities Account Control Agreement, (d) deposit accounts established solely as payroll and other zero balance accounts and (e) deposit accounts, so long as at any time the balance in any such account does not exceed $500,000 and the aggregate balance in all such accounts does not exceed $1,500,000.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)    The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse the Issuing Lender for any outstanding LOC Obligations when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time); or

(b)    Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other written statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)    (i) Any of the Credit Parties or their Subsidiaries shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1(a), (b) and (c), Section 5.2, Section 5.4, Section 5.7(a) and (d), Section 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant, contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a), 7.1(b) or 7.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d)    Any of the Credit Parties or their Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and, with respect to the foregoing, the effect of such default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) default under any Secured Hedging Agreement; or

(e)    (i) Any of the Credit Parties or their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, suspension of payment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, administrator, administrative receiver, compulsory manager or other similar official for it or for all or any substantial part of its assets, or the Credit Parties or their Subsidiaries shall make a general assignment or arrangement for the benefit of any of its creditors; or (ii) there shall be commenced against any of the Credit Parties or their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for, with respect to such proceeding or other action in a jurisdiction outside the United States, a period of thirty (30) days and, with respect to such proceeding or other action in a United States jurisdiction, a period of sixty (60) days; or (iii) there shall be commenced against any of the Credit Parties or their Subsidiaries, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within, with respect to such case, proceeding or other action in a jurisdiction outside the United States, thirty (30) days from the entry thereof and, with respect such case, proceeding or other action in a United States jurisdiction, sixty (60) days from the entry thereof; or (iv) any of the Credit Parties or their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any of the Credit Parties (together with their Subsidiaries taken as a whole) shall fail to be Solvent; or

(f)     One or more judgments or decrees shall be entered against any of the Credit Parties and shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within ten (10) days from the entry thereof to the extent such judgments and decrees involve a liability (to the extent not paid when due or covered by insurance in excess of $5,000,000 in the aggregate); or

(g)    (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of a Single Employer Plan or in favor of the PBGC with respect to a Single Employer Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Credit Party or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)    There shall occur a Change of Control; or

(i)     The Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person authorized to act by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j)     (i) Any other Credit Document or any security interest or Lien granted thereunder shall fail to be in full force and effect, shall be declared null and void or shall fail to give the Administrative Agent and/or the Lenders the security interests, liens, perfection, priority, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive); or (ii) any Credit Party or any Person authorized to act by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligations or shall deny, disaffirm or contest the validity, perfection or priority of any security interest or Lien granted under the Security Documents; or

(k)    Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any document governing or evidencing any Subordinated Indebtedness or the subordination provisions contained therein shall cease to be in full force and effect or to give the Administrative Agent and the Lenders the rights, powers and privileges purported to be created thereby; or

(l)     any Credit Party shall be temporarily or permanently excluded from, or have payments suspended under, (i) any Medicaid Provider Agreement, Medicaid Certification, Medicare Provider Agreement or Medicare Certification or (ii) any Medical Reimbursement Program, where such exclusion or suspension arises from fraud or other claims or allegations which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.2	Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above with respect to any Credit Party or any material Subsidiary of the Company, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the outstanding LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; (iii) exercise any rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to the Collateral; and (iv) exercise any rights or remedies available to the Administrative Agent or Lenders under applicable law.

ARTICLE VIII

THE AGENT

Section 8.1	Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia Bank, National Association as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia Bank, National Association, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

Section 8.2	Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, but subject to the provisions of Section 8.3, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3	Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower and its Subsidiaries.

Section 8.4	Reliance by Administrative Agent.

(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

(b)    For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.5	Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7	Indemnification.

The Lenders agree to indemnify the Administrative Agent and the Revolving Lenders agree to indemnify the Issuing Lender and the Swingline Lender, in each case in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower and without limiting any obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8	Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9	Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders (with such Lender’s consent) a successor agent for the Lenders, which successor agent shall in the absence of a Default or an Event of Default be approved by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to (i) each Lender and the Issuing Lender directly with respect to payments and communications and (ii) the Required Lenders with respect to any determination, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.10	Other Agents.

None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “bookrunner,” “joint bookrunner,” “lead manager,” “arranger,” “lead arranger,” “joint lead arrangers” or “co-arranger” shall have any right (except as expressly set forth herein), power, obligation, liability, responsibility or duty under this Agreement or under any other Credit Document other than, in the case of such Lenders, those applicable to all Lenders as such; provided, however, that the agents and co-lead arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or co-lead arranger. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

Section 8.11	Releases.

The Administrative Agent will promptly release any Guarantor and any Lien on any Collateral, which is sold, transferred or otherwise disposed of as permitted by the Credit Agreement or as otherwise permitted by the Lenders or Required Lenders, as applicable.

ARTICLE IX

MISCELLANEOUS

Section 9.1	Amendments, Waivers and Release of Collateral.

Neither this Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Credit Parties written amendments, supplements or modifications hereto and/or to the other Credit Documents for the purpose of adding, deleting or modifying any provisions to this Agreement or the other Credit Documents or changing in any manner the rights or obligations of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)     reduce the amount or extend the scheduled date of maturity of any Loan, Note or LOC Obligation or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, Excess Cash Flow or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of maturity of, or any installment of, any Loan, Note or LOC Obligation, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii)    amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)   amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(iv)   release the Borrower or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders and the Hedging Agreement Providers; or

(v)    release all or substantially all of the Collateral without the written consent of all of the Lenders and Hedging Agreement Providers; or

(vi)   subordinate any Credit Party Obligations to any other Indebtedness or the Liens securing the Credit Party Obligations to any other Indebtedness without the written consent of all of the Lenders; or

(vii)     permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(viii)     permit any Credit Party to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(ix)   amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(x)    amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(xi)   without the consent of Revolving Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the aggregate principal amount of outstanding Revolving Loans), amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or

(xii)      amend, modify or waive the order in which Credit Party Obligations are paid or in a manner that would alter the pro rata sharing of payments by and among the Lenders, including, without limitation, as provided in Section 2.12, without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(xiii)    amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby.

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2	Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communication with confirmed receipt from the recipient), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other electronic communication device with confirmed receipt from the recipient) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and, in the case of each of the Lenders, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower	Orthofix Holdings, Inc.
and the other	The Storrs Building, Suite 250
Credit Parties:	10115 Kincey Avenue
Huntersville Business Park
Huntersville, North Carolina 28078
Attention:  Thomas Hein
Telecopier:  704 948 2691
Telephone:  704 948 2635

The Administrative	Wachovia Bank, National Association, as Administrative Agent
Agent:	Charlotte Plaza
201 South College Street
NC0680/CP8
Charlotte, North Carolina 28288-0680
Attention:  Syndication Agency Services
Telecopier:  (704) 715-1125
Telephone:  (704) 383-0288

with a copy to:

Wachovia Bank, National Association
One Wachovia Center
301 South College Street, TW 15
NC5562
Charlotte, North Carolina 28288-0737
Attention:  Scott Santa Cruz
Telecopier:  (704) 383-7611
Telephone:  (704) 383-1988

Section 9.3	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated, no Credit Document remains in effect and all Credit Party Obligations have been paid in full.

Section 9.5	Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (including, without limitation, all CUSIP fees for registration with S&P’s CUSIP Service Bureau, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse the Administrative Agent and, if an Event of Default shall have occurred and is continuing, each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, and if applicable, and to the Lenders (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and the Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents; except for any and all stamp, excise and other similar taxes payable in connection with any transfer under Section 9.6 of this Agreement, (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arranger and their Affiliates and their respective officers, directors, employees, partners, members, counsel, agents, representatives, advisors and affiliates (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans and (e) to pay any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments or of Collateral due under the Credit Documents (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to an Indemnitee with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section shall survive repayment of the Loans, Notes and all other amounts hereunder.

Section 9.6	Successors and Assigns; Participations; Purchasing Lenders.

(a)    This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights or obligations under this Agreement or the other Credit Documents without the prior written consent of each Lender.

(b)    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to, or supplement, modification or waiver of, this Agreement or any other Credit Document except to the extent such amendment, supplement, modification or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) any waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b) and any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, or Recovery Event, (B) any waiver of any Default or Event of Default and (C) any increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)    Any Lender may, in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Approved Fund thereof and to one or more additional banks, insurance companies, financial institutions, investment funds or other entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of (i) $1,000,000 (or such lesser amount approved by the Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower) with respect to its Revolving Commitment and its Revolving Loans (or, if less, the entire amount of such Lender’s Revolving Commitment and Revolving Loans) and (ii) $1,000,000 (or such lesser amount approved by the Administrative Agent and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower) with respect to its Term Loans (or, if less, the entire amount of such Lender’s Term Loans), pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender, consented to (such consent not to be unreasonably withheld or delayed) by the Administrative Agent, the Issuing Lender and the Borrower (to the extent required), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (A) any sale or assignment to an existing Lender, or Affiliate or Approved Fund thereof, shall not require the consent of the Borrower, the Issuing Lender or the Administrative Agent (but shall be accepted and acknowledged by the Administrative Agent for the sole purpose of recording same in the Register) nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein, (B) so long as no Default or Event of Default shall have occurred and be continuing, except as provided in the foregoing clause (A), any sale or assignment of a portion of the Revolving Loans and a Revolving Loan Commitment shall require the consent of the Borrower (such consent not to be unreasonably withheld), (C) except as provided in the foregoing clause (ii), any sale or assignment of a portion of the Term Loan and a Term Loan Commitment shall not require the consent of the Borrower and (D) contemporaneous sales and/or assignments to a Purchasing Lender and its Affiliates and Approved Funds shall be treated as one assignment for purposes of determining compliance with the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment Agreement, (1) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (2) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall continue to be entitled to any indemnification rights that expressly survive hereunder). Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Assignment Agreement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in the form of the Notes replaced thereby. Notwithstanding anything to the contrary contained in this Section, a Lender may assign any or all of its rights under this Agreement to an Affiliate or a Approved Fund of such Lender without delivering an Assignment Agreement to the Administrative Agent; provided, however, that (x) the Credit Parties and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment Agreement has been delivered to the Administrative Agent for recordation on the Register, (y) the failure of such assigning Lender to deliver an Assignment Agreement to the Administrative Agent shall not affect the legality, validity or binding effect of such assignment and (z) an Assignment Agreement between the assigning Lender and an Affiliate or Approved Fund of such Lender shall be effective as of the date specified in such Assignment Agreement.

(d)    The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. Subject to the requirements of Section 9.6(c), a Loan (and the related Note) recorded on the Register may be assigned or sold in whole or in part upon registration of such assignment or sale on the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 9.6(c) as to which an Assignment Agreement is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Credit Parties, maintain a comparable register on behalf of the Credit Parties. In the event that any Lender sells participations in a Loan recorded on the Register, such Lender shall maintain a register on which it enters the name of all participants in such Loans held by it (the “Participant Register”). A Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(e)    Upon its receipt of a duly executed Assignment Agreement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender (other than a Purchasing Lender that is an Affiliate or Approved Fund of the transferor Lender) listed in such Assignment Agreement and the Notes subject to such Assignment Agreement, the Administrative Agent shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f)     The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, in each case subject to Section 9.15.

(g)    At the time of each assignment pursuant to this Section to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.18.

(h)    Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund or trust or entity that invests in commercial bank loans in the ordinary course of business, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; it being understood that the requirements for assignments set forth in this Section shall not apply to any such pledge or assignment of a security interest, except with respect to any foreclosure or similar action taken by such pledgee or assignee with respect to such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no such pledgee or assignee shall have any voting rights under this Agreement unless and until the requirements for assignments set forth in this Section are complied with in connection with any foreclosure or similar action taken by such pledgee or assignee.

Section 9.7	Adjustments; Set-off.

(a)    Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)    In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender (and its Affiliates) shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, in the event that all amounts under the Credit Agreement shall have become immediately due and payable pursuant to Section 7.2, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender (and its Affiliates) or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender (and its Affiliates) may elect, against and on account of the Loans and other Credit Party Obligations of the Borrower and the other Credit Parties and claims of every nature and description of such Lender against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Secured Hedging Agreement provided pursuant to the terms of this Agreement, as such Lender may elect, whether or not such Lender or any other Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender (and its Affiliates) against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender (or its Affiliates) prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender (and its Affiliates); provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8	Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9	Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement and shall constitute a representation that an original executed counterpart will follow.

Section 9.10	Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or other electronic notice with confirmed receipt from the recipient at such office that the same has been signed and mailed to it.

Section 9.11	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12	Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents or Fee Letters.

Section 9.13	Governing Law.

This Agreement and the other Credit Documents (other than the UK Security Documents) and the rights and obligations of the parties under this Agreement and the other Credit Documents (other than the UK Security Documents) shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 9.14	Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against any party hereto with respect to this Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Agreement, each of such parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. The parties hereto irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent or the Borrower shall have been notified pursuant thereto, such service being hereby acknowledged by the parties hereto to be effective and binding service in every respect. Each of the parties hereto irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against any other party in the court of any other jurisdiction.

Section 9.15	Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party.

For purposes of this Section, “Information” means all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.16	Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)    no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.17	Waivers of Jury Trial.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Agreement or any their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18	Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

Section 9.19	Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.20	Judgment Currency; Payments in Dollars.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each of the Credit Parties in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent or such Lender in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent and the Lenders agree to apply such excess to any Credit Party Obligations then due and payable in accordance with the terms of Section 2.12. Notwithstanding anything to the contrary in any Credit Documents, all payments made by the Credit Parties under the Credit Documents shall be made in Dollars.

Section 9.21	Arbitration.

(a)    Notwithstanding the provisions of Section 9.14 to the contrary, upon demand of any party hereto, whether made before or within three (3) months after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Credit Documents (“Disputes”) between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

Arbitration shall be conducted under and governed by the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties hereto do not waive applicable Federal or state substantive law except as provided herein.

(b)    Notwithstanding the preceding binding arbitration provisions, the Administrative Agent, the Lenders, the Borrowers and the other Credit Parties agree to preserve, without diminution, certain remedies, as set forth below, that the Administrative Agent on behalf of the Lenders may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Administrative Agent on behalf of the Lenders shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as and if applicable (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property and giving notices to and collecting obligations from account debtors; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

(c)    The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

(d)    By execution and delivery of this Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in Charlotte, North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.

ARTICLE X

GUARANTY

Section 10.1	The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower owed to the Administrative Agent, the Lenders and the Hedging Agreement Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Hedging Agreement Providers in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower and the Guarantors, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or any Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable. Notwithstanding anything herein or in any other Credit Document to the contrary, the Guaranty provided hereunder is a guaranty of payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent).

Section 10.2	Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e) as applicable to the Company, Colgate, Victory, the Borrower or any material Subsidiaries of the Borrower, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Borrower and the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other applicable law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3	Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations that the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4	Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5	Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine in accordance with the terms of this Agreement and the other Credit Documents and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 10.6	Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Providers to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7	Waiver.

(a)    Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations, including without limitation any defense based on or arising out of (A) the disability of the Borrower, any other guarantor or any other party, (B) the unenforceability or invalidity of the Credit Party Obligations or any part thereof from any cause, (C) the failure to properly perfect any Lien on the Collateral, (D) the amendment, modification or waiver of any Credit Document without the consent of such Guarantor, (E) any law or regulation of any jurisdiction or any other event affecting any term of the Guaranty or the other Credit Party Obligations, or (F) the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full. Each of the Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)    Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)    Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or the Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) or any contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Secured Hedging Agreement remains in effect and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Secured Hedging Agreement remains in effect and the Commitments have been terminated.

Section 10.8	Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or any such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9	Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations under the Credit Documents which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that the Credit Party Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated, and this Guaranty released, subject to the provisions of Section 10.2.

ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	ORTHOFIX HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Thomas Hein
	Name:	Thomas Hein
	Title:	Vice President and Secretary

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

GUARANTORS:	ORTHOFIX INTERNATIONAL N.V.,
a Netherlands Antilles corporation

	By:	/s/ Thomas Hein
	Name:	Thomas Hein
	Title:	Cheif Financial Officer

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

COLGATE MEDICAL LIMITED,
a company formed under the laws of England and Wales

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Director

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

VICTORY MEDICAL LIMITED,
a company formed under the laws of England and Wales

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Director

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

ORTHOFIX INC.,
a Minnesota corporation

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Chief Financial Officer, Vice President and Treasurer

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

BREG INC.,
a California corporation

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Assistant Secretary

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

ORTHOFIX US LLC,
a Delaware limited liability company

By:	ORTHOFIX UK LTD,
Sole Member

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Secretary

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

AMEI TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Treasurer and Assistant Secretary

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

NEOMEDICS, INC., a New Jersey corporation

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Treasurer and Assistant Secretary

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

OSTEOGENICS INC., a Delaware corporation

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Treasurer and Assistant Secretary

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

BLACKSTONE MEDICAL, INC.,
a Massachusetts corporation

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Treasurer

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

SWIFTSURE MEDICAL LIMITED,
a company formed under the laws of England and Wales

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Director

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

ORTHOFIX UK LTD,
a company formed under the laws of England and Wales

By:	/s/ Thomas Hein
Name:	Thomas Hein
Title:	Director

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ORTHOFIX HOLDING, INC.
CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent for the Lenders and as a Lender

	By:	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Director